Confidential

Execution Version

Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

PURCHASE AND SALE AGREEMENT

dated as of June 21, 2023

between

SUTRO BIOPHARMA, INC.

and

BXLS V – VAULT L.P.

Table of Contents

i

ii

Exhibit A Form of Bill of Sale

Exhibit B [*]

Exhibit C Sutro Patents

Exhibit D Form of Licensee Instruction

Exhibit E Form of Licensee Letter Agreement

Exhibit F Purchaser Account

Exhibit G Seller Account

Exhibit H Disclosure Schedule

Exhibit I Vaxcyte License Agreement

Exhibit J Stanford License Agreement

Exhibit K Press Release

Schedule 1.1 Knowledge Parties

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 21, 2023 is between Sutro Biopharma, Inc., a Delaware corporation (“Seller”), and BXLS V – Vault L.P., a Delaware limited partnership (“Purchaser”). Purchaser and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

W I T N E S E T H :

WHEREAS, Seller has the right to receive royalties based on Net Sales of the Royalty Products (as defined below) under the Vaxcyte License Agreement (as defined below); and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Assets (as defined below), upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Action” means any claim, action, cause of action, suit, litigation, demand, charge, summons, arbitration, mediation, investigation, opposition, interference, examination, hearing, complaint, or other legal proceeding (whether sounding in statute, contract, tort or otherwise, whether administrative, civil or criminal, and whether brought at law or in equity).

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by Seller and Purchaser, in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable Law to remain closed. For the avoidance of doubt, solely with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, shall not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

“Calendar Quarter” has the meaning set forth in Section 1.2 of the Vaxcyte License Agreement.

“[*]” means [*] a wholly-owned subsidiary of [*]

“[*] Letter Agreement” means that certain [*] letter agreement, by and between Seller and Licensee, dated December 19, 2022.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Competitive Infringement” means the infringement or violation of any Sutro Patents by any Person that is exploiting a product that is competitive with a Royalty Product.

“Confidential Information” has the meaning set forth in Section 8.1.

“[*]” means [*].

“Data Room” means, collectively, the virtual data room established by Seller as of [*]on [*] and made available to Purchaser via [*].

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disputes” has the meaning set forth in Section 3.9(c).

“End Date” has the meaning set forth in Section 9.1(a)(i).

“Escrow Account” has the meaning set forth in Section 5.5(b).

“Escrow Agent” has the meaning set forth in Section 5.5(b).

“Escrow Agreement” has the meaning set forth in Section 5.5(b).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“Excluded Payments” means (a) the Retained Revenue Interest in respect of the [*], (b) any upfront, milestone and other similar payments under any New Arrangement, and (c) any of the foregoing payments payable by Licensee pursuant to Section 365(n) of the Bankruptcy Code in the event of rejection of the Vaxcyte License Agreement or any other license in connection with a New Arrangement.

“Existing Confidentiality Agreement” has the meaning set forth in Section 8.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means, with respect to a Pneumococcal Royalty Product, the first sale in any Major Market for end use or consumption to a third party of such Royalty Product by or on behalf of Licensee or its Affiliates, after the receipt of Regulatory Approval for such Royalty Product in such Major Market. First Commercial Sale excludes any sale or other distribution for (i) use in a clinical trial or other development activity or for compassionate or named-patient use or (ii) non-commercial evaluation, marketing or manufacturing purposes.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial [*] Date” means any date on or prior to [*].

“Judgment” means any judgment, order, writ, assessment, ruling, verdict, injunction, stipulation, citation, award or decree of any nature.

“Knowledge of Purchaser” means, (a) for purposes of Article IV, the actual knowledge, after due inquiry (internal to Purchaser), as of the date of this Agreement, of any of the officers of Purchaser identified on Schedule 1.1(a), and (b) for all other purposes of this Agreement, the actual knowledge, after due inquiry, as of the applicable time, of any of the officers of Purchaser identified on Schedule 1.1(a) or any successor to any such officer holding the same or substantially similar officer position at such time.

“Knowledge of Seller” means, (a) for purposes of Article III, the actual knowledge, after due inquiry (internal to Seller), as of the date of this Agreement, of any of the officers of Seller identified on Schedule 1.1(b), and (b) for all other purposes of this Agreement, the actual knowledge, after due inquiry, as of the applicable time, of any of the officers of Seller identified on Schedule 1.1(b) or any successor to any such officer holding the same or substantially similar officer position at such time.

“Law” means, with respect to any Person, all laws (including common law), statutes, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“License Agreements” means the Stanford License Agreement and the Vaxcyte License Agreement.

“Licensed Sutro Patents” means those Sutro Patents set forth on Exhibit C hereto that are controlled, but not owned, by Seller or its Affiliates pursuant to a license agreement with a third party.

“Licensee” means Vaxcyte, Inc., a Delaware corporation, and its successors and permitted assigns.

“Licensee Instruction” means the instruction letter to Licensee, in the form attached hereto as Exhibit D.

“Licensee Letter Agreement” means the letter agreement by and among Seller and Licensee in the form attached hereto as Exhibit E.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), option, right of first offer or first refusal, charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, Tax, cause of action, claim, charge, cost, expense, fine, Judgment, liability, obligation, penalty, or amounts paid in settlement (in each case, including expenses of investigation and attorneys’ fees).

“Major Market” means each of the [*].

“Maintenance Market” means each of [*].

“Manufacturing Agreement” means, as applicable, either or both (i) the Manufacturing Option Letter Agreement or (ii) the Manufacturing Rights Agreement.

“Manufacturing Option Letter Agreement” means that certain Option on Extract Rights, dated December 19, 2022, between Seller and Licensee, as amended, and the [*] Letter Agreement.

“Manufacturing Rights Agreement” means that certain Manufacturing Rights Agreement, between Seller and Licensee, contemplated to be entered into pursuant to the Manufacturing Option Letter Agreement, as amended. For the avoidance of doubt, the Manufacturing Rights Agreement must be as Mutually Agreed.

“Material Adverse Effect” means (a) any material adverse change, or material adverse effect considered individually or in the aggregate on: (i) the legality, validity or enforceability of any of the Transaction Documents or the Vaxcyte License Agreement, (ii) the rights of Seller under, or the right or ability of Seller to perform its obligations under, (A) any of the Transaction Documents, (B) the Vaxcyte License Agreement, or (C) any of the Related Agreements, but only to the extent affecting the right of Seller to perform its obligations under the Vaxcyte License Agreement or otherwise pertaining to the Purchased Assets, (iii) the right or ability of Licensee to perform its obligations under the Vaxcyte License Agreement, (iv) the rights or remedies of Purchaser under any of the Transaction Documents, including the right of Purchaser to receive any of the Purchased Assets, or (v) the Sutro Patents or (b) an adverse effect in any material respect on the timing, amount, value or duration of the payments to be made to Purchaser in respect of any portion of the Royalty, or the Purchased Assets, or the right of Purchaser to receive such payments.

“Milestone Payment” has the meaning set forth in Section 2.2(b).

“Milestone Payment Event” has the meaning set forth in Section 2.2(b).

“Mutually Agreed” means:

i. for matters that (A) relate to the Royalty in any material respect, or (B) would reasonably be expected to result in a Material Adverse Effect, Seller shall take, or refrain from taking, such reasonable actions (in each case, unless prohibited under the License Agreements) in respect of each such matter as are reasonably instructed by Purchaser;

ii. for matters that (A) do not relate to the Royalty, and (B) would not reasonably be expected to result in a Material Adverse Effect, Seller shall have the right to take, or refrain from taking, such actions (in each case, unless prohibited under the License Agreements) in respect of each such matter as Seller, acting reasonably, deems appropriate; and

iii. for all other matters under the License Agreement that do not meet the criteria set forth in clauses (i) or (ii) above, the Seller shall take, or refrain from taking, actions (in each case, unless prohibited under the License Agreements) in respect of each such matter as Seller and Purchaser, each acting reasonably, mutually agree.

“Net Sales” has the meaning set forth in Section 1.9 of the Vaxcyte License Agreement.

“New Arrangement” has the meaning set forth in Section 5.7(e)(ii).

“Non-Warranting Parties” has the meaning set forth in Section 10.5(a).

“[*] Date” means any date on or following [*].

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Sutro Patents.

“Patents” has the meaning set forth in Section 1.11 of the Vaxcyte License Agreement.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, and similar Liens for amounts not yet due and payable, (b) statutory Liens for taxes, assessments or governmental charges or levies not yet due and payable or that the taxpayer is contesting in good faith, (c) any Liens created, permitted or required by this Agreement in favor of Purchaser or its Affiliates, (d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (e) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) normal and customary banker’s Liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions with respect to the deposit accounts for which such cash is maintained with such banks or other depository institutions, (g) Liens created in favor of Purchaser by the Transaction Documents, (h) any licenses granted to Licensee pursuant to the Vaxcyte License Agreement, and (i) non-exclusive sublicenses granted by Licensee to third party contractors pursuant to the Vaxcyte License Agreement, for the sole purpose of performing any activity on such Licensee’s behalf in connection with Licensee’s exercise of any of its rights granted under the Vaxcyte License Agreement, where such activity is to be performed at the direction and control and for the sole benefit of Licensee, its Affiliates, or its sublicensees.

“Permitted Tax Withholding” has the meaning set forth in Section 5.13(c).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pneumococcal Royalty Products” means any (and all) Vaccine Composition [*].

“Proceeds” means any amounts actually recovered or received by Seller (including, for the avoidance of doubt, damages of any kind including punitive damages) as a result of any settlement or resolution of any Actions or disputes related to the Royalty or Royalty Products (it being understood that damages of any kind, including punitive damages, awarded in a dispute involving any Royalty Product shall be considered as related to the Royalty Products), except for any amounts that are permitted to be used by this Agreement or the Vaxcyte License Agreement and that are actually used to reimburse or indemnify Licensee or Seller for costs, expenses, legal fees or other fees relating to such Actions or dispute. For clarity, Proceeds shall include any amounts actually recovered or received by Seller as an equitable remedy or quasi‑contractual remedy pursuant to any Action related to the Purchased Revenue Interest.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Purchased Assets” means (a) the Purchased Revenue Interest, (b) (i) the Proceeds payable to Purchaser in accordance with this Agreement in respect of the Pneumococcal Royalty Products or any Royalty related thereto and (ii) the Purchaser Applicable Percentage of the Proceeds payable to Purchaser in accordance with this Agreement in respect of the [*] or any Royalty related thereto, (c) all proceeds (as defined under UCC) of any of the foregoing, (d) any interest on any amounts referred to in the immediately preceding clauses payable by Licensee under Section 6.9 of the

Vaxcyte License Agreement, (e) to the extent payable by Seller in lieu of any portion of the Purchased Revenue Interest and to the extent Seller commercializes any Royalty Product in accordance with Section 5.7(e) following termination of the Vaxcyte License Agreement, the Sutro Commercialization Royalty, (f) any payment made in lieu of any amounts referred to in the immediately preceding clauses, whether under the Vaxcyte License Agreement or otherwise (and whether at law or in equity), and (g) any of the foregoing payments payable by Licensee pursuant to Section 365(n) of the Bankruptcy Code in the event of rejection of the Vaxcyte License Agreement or any other license in connection with a New Arrangement.

“Purchased Revenue Interest” means (a) with respect to the Pneumococcal Royalty Products, the Royalty multiplied by [*] ([*]%) and (b) [*], the Royalty multiplied by the [*].

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means the account set forth on Exhibit F or such other account as may be designated by Purchaser in writing from time to time.

“Purchaser Applicable Percentage” means, with respect to the [*] and Purchaser’s interest in the Royalty in respect thereto: [*]

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.3 (Authorization), and Section 4.8 (No Brokers’ Fees).

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Approval” shall mean all approvals necessary for the manufacture, marketing, importation and sale of a Royalty Product in a Major Market, including satisfaction of all applicable regulatory and notification requirements.

“Related Agreements” has the meaning set forth in the definition of “Relevant Obligations.”

“Relevant Obligations” means all obligations of Seller or any of its Affiliates under any of (a) the License Agreements and (b) the Manufacturing Agreement ((a) – (b), each a “Related Agreement” and collectively, the “Related Agreements”).

“Representatives” means, collectively, with respect to any Person, the trustees, directors, board members, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“Retained Revenue Interest” means, [*].

“[*]” means [*]

“Rights Transfer Event” means, with respect to any Excluded Payments, (i) any sale, assignment or other transfer of all or a portion of the Seller’s and/or its Affiliates’ right, title and interest in, to and under such Excluded Payments, (ii) any royalty or other monetization transaction, in each case secured by a Lien on, or providing for payments from and based on the cash flows generated by, the Seller’s and/or its Affiliates’ right, title and interest in such Excluded Payments, or (iii) any debt financing where the Excluded Payments, the Sutro Patents, or any “proceeds” (as defined in the UCC) of any of the foregoing constitute a material portion of the collateral, including if such collateral is combined with similar collateral for other products, product candidates, intellectual property and proceeds; provided that the following shall not be a Rights Transfer Event: a sale or transfer contemplated in clause (i) to an Affiliate in accordance with Section 10.3 so long as such Affiliate does not engage in a Rights Transfer Event.

“Royalty” means, on a country-by-country and Royalty Product-by-Royalty Product basis, all amounts due, paid or payable to the Seller (i) in respect of Net Sales of any and all Royalty Products under Article 6 of the Vaxcyte License Agreement, after giving effect to all Royalty Reductions applicable thereto, and (ii) following any termination of the Vaxcyte License Agreement, for all royalties in respect of Net Sales of Royalty Products (after giving effect to all Royalty Reductions applicable thereto) pursuant to a New Arrangement, as if the Vaxcyte License Agreement were still in effect, and (iii) any of the foregoing payments payable by Licensee pursuant to Section 365(n) of the Bankruptcy Code in the event of rejection of the Vaxcyte License Agreement or any other license in connection with a New Arrangement. For the avoidance of doubt, the Royalty shall exclude any and all Excluded Payments.

“Royalty Product” means each Pneumococcal Royalty Product and, [*].

“Royalty Reduction” means any adjustments, modifications, credits, offsets, reductions or deductions to Royalty payments made under the Vaxcyte License Agreement pursuant to and expressly permitted by Section 6.2, Section 6.3 and Section 6.4 of the Vaxcyte License Agreement, solely with respect to the applicable Royalty Product or under any New Arrangement.

“Royalty Reports” means, with respect to each Calendar Quarter, the reports required to be prepared and delivered to Seller pursuant to Section 6.7 of the Vaxcyte License Agreement.

“[*]” means [*].

“Royalty Reporting Trigger Date” means [*].

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the account set forth on Exhibit G hereto or such other account as may be designated by Seller in writing from time to time.

“Seller Applicable Percentage” means, [*]

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Existence; Organization), Section 3.2 (No Conflicts), Section 3.3 (Authorization;

Enforceability), Section 3.4 (Ownership), Section 3.7 (No Brokers’ Fees), Section 3.9(a), Section 3.9(f), Section 3.9(g), Section 3.9(h), the first sentence of Section 3.9(i), Section 3.10(a), Section 3.10(b), Section 3.10(d), Section 3.10(e), Section 3.10(f), Section 3.10(i), Section 3.10(j), Section 3.10(n), Section 3.11(a), Section 3.11(c), Section 3.11(e), Section 3.11(f), Section 3.11(g), Section 3.13 (UCC Matters), Section 3.18 (Solvency) and Section 3.19 (Tax Matters).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Seller SEC Documents” has the meaning set forth in Section 3.15.

“Seller Tax Action” has the meaning set forth in Section 5.13(d).

“Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, other than a Royalty Reduction.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent obligations or contingent liabilities, as applicable, at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or obligation, as applicable.

“Stanford License Agreement” means that certain Amended and Restated Exclusive Agreement, by and between Seller and The Board of Trustees of the Leland Stanford Junior University (“Stanford”), dated October 3, 2007, as amended prior to, on or after the Closing Date.

“Supply Agreements” means the Vaxcyte Supply Agreement and the Manufacturing Option Letter Agreement.

“Supply Product” means any “Product”, as such term is defined in Section 1.14 of the Vaxcyte Supply Agreement.

“Sutro Commercialization Royalty” means, for each calendar year following termination of the Vaxcyte License Agreement (in its entirety or with respect to one or more Royalty Products) and an election by Seller, pursuant to Section 5.7(e), to commercialize a Royalty Product itself in all or some portion of the Territory or under a New Arrangement that consists of a profit share for Seller with respect to a Royalty Product in all or some portion of the Territory, on a country-by-country and Royalty Product-by-Royalty Product basis, an amount equal to (a) [*] ([*]%) of Net Sales of Royalty Products intended for use in humans made by or on behalf of Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory, and (b) [*] ([*]%) of Net Sales of Royalty Products intended for use in animals made by or on behalf of Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory. For purposes of this definition, the definition of “Net Sales” is deemed to be amended to replace “SutroVax” with “Seller” in each place that it appears.

“Sutro Know-How” has the meaning set forth in Section 1.22 of the Vaxcyte License Agreement.

“Sutro Patents” has the meaning set forth in Section 1.23 of the Vaxcyte License Agreement.

“Sutro Technology” means the Sutro Patents and the Sutro Know-How.

“SVB Loan Agreement” means that certain Loan and Security Agreement, dated February 28, 2020, by and among Seller, Oxford Finance LLC, Silicon Valley Bank and such other parties listed on Schedule 1.1 thereto, as amended prior to, on or after the Closing Date, including by the SVB Loan Consent.

“SVB Loan Consent” means that certain Consent and Fifth Amendment to Loan and Security Agreement, dated on or about the Effective Date, by and among Seller, Oxford Finance LLC, Silicon Valley Bank and such other parties listed on Schedule 1.1 thereto.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, transfer, license, occupation or property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Territory” has the meaning set forth in Section 1.28 of the Vaxcyte License Agreement.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“[*] Date” means [*]Business Days following the date [*].

“Transaction Documents” means this Agreement, the Bill of Sale, the SVB Loan Consent, the Licensee Letter Agreement, the Escrow Agreement and the Licensee Instruction.

“U.S.” or “United States” means the United States of America, each territory thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Upfront Purchase Price” means $140,000,000.

“Vaccine Composition” has the meaning set forth in Section 1.32 of the Vaxcyte License Agreement.

“Valid Claim” has the meaning set forth in Section 1.33 of the Vaxcyte License Agreement.

“VAX-24” means that certain 24-valent pneumococcal conjugate vaccine candidate known by the name VAX-24, which, as of the date hereof, is being developed by Licensee.

“VAX-31” means that certain 31-valent pneumococcal conjugate vaccine candidate known by the name VAX-31, which, as of the date hereof, is being developed by Licensee.

“Vaxcyte License Agreement” means that certain Amended and Restated SutroVax Agreement, dated October 12, 2015, by and between Seller and Licensee [*].

“Vaxcyte Supply Agreement” means that certain Supply Agreement, dated May 29, 2018, by and between Seller and Licensee [*].

Section 1.2 Rules of Construction.

(a) Unless the context otherwise requires, in this Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(v) references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(vi) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(vii) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto;

(viii) references to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; provided that, for purposes of Article III and Article IV, reference to a Law shall mean such Law as in effect as of the date hereof;

(ix) references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(x) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(xi) the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(xii) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(xiii) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article II
PURCHASE AND SALE OF THE Purchased Assets

Section 2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, upon the payment of the Upfront Purchase Price at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens, other than any Liens under clause (g) of the definition of Permitted Liens. Without limiting the foregoing, it is understood and agreed that Purchaser shall not, by purchase of the Purchased Assets, acquire any assets, rights or obligations of Seller under, or relating to, the Vaxcyte License Agreement, the Stanford License Agreement, the Related Agreements, or any New Arrangement other than the Purchased Assets and any rights expressly specified in this Agreement.

(b) It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to and under the Purchased Assets free and clear of all Liens, other than any Liens under clause (g) of the definition of Permitted Liens. Seller hereby disclaims any ownership interests (beneficial or otherwise) in the Purchased Assets. Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to and under the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale or such sale is for any reason deemed ineffective or unenforceable, Seller does hereby grant to Purchaser, as security for the payment of amounts to Purchaser equal to the Purchased Assets as it becomes due and payable and as may be necessary to perfect the sale of the Purchased Assets to Purchaser, a security interest in, to and under all right, title and interest of Seller, in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest and such sale.

(c) The Parties agree that, notwithstanding anything herein to the contrary, except as may be limited by applicable Law or by general principles of equity (whether considered in a proceeding in equity or at law), Seller shall not enter into any contracts or arrangement or otherwise take any action or fail to act in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Purchaser’s ownership of the Purchased Assets.

Section 2.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, the purchase price to be paid by Purchaser in full consideration for the sale, assignment, transfer and conveyance of the Purchased Assets consists of the following amounts:

(a) the Upfront Purchase Price, payable in accordance with Section 6.2(a);

(b) one-time milestone payments in the event that the [*] (each, a “Milestone Payment Event”), in the amount of the milestone payment set forth in Table 2.2(b) corresponding to such aggregate threshold (each, a “Milestone Payment” and to the extent each Milestone Payment or any Milestone Payment is actually paid to Seller, together with the Upfront Purchase Price, the “Purchase Price”), in cash, payable in accordance with Section 6.2(b) and subject to Section 2.2(c). With respect to each of the Milestone Payment Events set forth in Table 2.2(b), the Purchaser shall notify the Seller in writing promptly after the Purchaser is aware of the achievement of any such Milestone Payment Events. Each Milestone Payment is payable only once.

Table 2.2(b) – Milestone Payments
Milestone Payment Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(c) [*] .

Section 2.3 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of Seller under the Vaxcyte License Agreement, the Stanford License Agreement, any Related Agreement, any New Arrangement or otherwise). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4 Excluded Assets. Other than the Purchased Assets, Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller, including under the Related Agreements (collectively, the “Excluded Assets”).

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on, or disclosed in, Exhibit H (the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Existence; Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Seller has no Affiliates as of the Closing Date.

Section 3.2 No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (a) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, Licensee or any sublicensee under the Vaxcyte License Agreement, (b) constitute a breach or violation of or default under (i) the organizational documents of Seller, (ii) any Law or Judgment applicable to Seller, (iii) the Vaxcyte License Agreement, or (iv) any contract (other than the Vaxcyte License Agreement), including any of the Related Agreements, to which Seller is a party or by which Seller is bound, except, in the case of clauses (b)(ii) and (b)(iv), for such breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Royalty Products, any Sutro Patents, any Related Agreements or the Purchased Assets.

Section 3.3 Authorization; Enforceability. Seller has all necessary corporate power and authority to (a) conduct its affairs as currently conducted, including to exercise its rights and perform its obligations under the Vaxcyte License Agreement and Stanford License Agreement and (b) execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Ownership. Seller has good and valid title to the Purchased Assets, free and clear of all Liens (other than any Liens under clause (g) of the definition of Permitted Liens), and is the exclusive owner of the entire right, title (legal and equitable) and interest in the Purchased Assets. At the Closing, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Assets, free and clear of all Liens (other than any Liens under clause (g) of the definition of Permitted Liens). Prior to giving effect to the transactions contemplated by the Transaction Documents, Seller is the sole Person with rights to receive the Purchased Assets.

Section 3.5 Governmental and Third Party Authorizations. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of any of the transactions contemplated thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (a) a Current Report on Form 8-K by Seller with the U.S. Securities and Exchange Commission, (b) the UCC financing statements contemplated by Section 2.1(b), (c) those previously obtained and (d) such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 No Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, by or against Seller (a) that, individually or in the aggregate, (i) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller is a party or (ii) would reasonably be expected to result in a Material Adverse Effect, (b) in respect of any Related Agreement or the Purchased Assets.

Section 3.7 No Brokers’ Fees. Seller has not taken any action that would entitle any Person or entity other than Cowen and Company, LLC to any commission or broker’s fee in connection with the transactions contemplated by this Agreement. There is no Person or entity retained by Seller entitled to any commission or broker’s fee from Purchaser in connection with the transactions contemplated by this Agreement.

Section 3.8 Compliance with Laws. Seller (a) has not violated, nor is it in violation of, has not been given written notice of any violation of, and, to the Knowledge of Seller, is not under investigation with respect to nor has it been threatened to be charged with, any violation of, any applicable Law or any Judgment, permit or license granted, issued or entered by any Governmental Authority, and (b) is not subject to any Judgment issued or entered by any Governmental Authority; in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Intellectual Property Matters.

(a) Exhibit C sets forth an accurate and complete list of the Sutro Patents. For each of such Sutro Patents, Seller has indicated (i) the jurisdictions in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, and (iii) the owner of such Patent (which shall be to the Knowledge of Seller, in the case of owners of the Licensed Sutro Patents), and, (iv) to the Knowledge of Seller, the expiration date of such Patent.

(b) Seller, and to the Knowledge of Seller, Licensee and Stanford, has not committed any act, or failed to commit any required act, that would reasonably be expected to cause any Sutro Patents to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Sutro Patent against any third party. With respect to (i) any Sutro Patents for which the Seller controls the prosecution and maintenance in accordance with Section 9.1 of the Vaxcyte License Agreement, and, (ii) to the Knowledge of Seller, any other Sutro Patents, there are no unpaid maintenance or renewal fees or annuities payable to any third party that currently are overdue. No Sutro Patents have lapsed or been abandoned, cancelled, disclaimed or expired, and to the Knowledge of Seller, there is no fact, circumstance or event that would constitute a basis for any such lapse, abandonment, cancellation or expiration. To the Knowledge of Seller, each individual associated with the filing and prosecution of the Sutro Patents owned in whole or in part by Seller, including the named inventors of such Sutro Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each such Sutro Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.

(c) Seller has not received any written notice from Licensee, Stanford or any other Person, and to the Knowledge of Seller, there is no pending or threatened Action, opposition, interference, reexamination, reissue, inter parties review, post grant review, cancellation, notification, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, Judgment, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the validity, enforceability, scope, inventorship or ownership of any of the Sutro Patents or that would reasonably be expected to give rise to any Set‑Off against the payments due to Seller under the Vaxcyte License Agreement. The Sutro

Patents owned by Seller, and to the Knowledge of Seller the Licensed Sutro Patents, are not subject to any outstanding injunction, Judgment, order, decree, ruling, settlement or other final disposition of a Dispute.

(d) To the Knowledge of Seller, the Sutro Patents that have been issued or granted by the applicable Patent Office are valid and enforceable. Seller has not received any written claim or written legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Sutro Patents may succeed. Seller has not received any claim or written notice challenging, or threatening to challenge, the ownership of, or rights of Stanford and Licensee in, to, and under or the validity or enforceability of the Sutro Patents.

(e) Seller has not received any written notice under the Vaxcyte License Agreement or Stanford License Agreement or otherwise of infringement, misappropriation, or violation of any Sutro Patent.

(f) Each of the Sutro Patents owned by Seller correctly names all of the inventors thereof, in accordance with applicable Law. Seller has not received any written notice from Licensee or any other Person, and to the Knowledge of Seller, there is no Person who is or claims to be an inventor under any of the Sutro Patents who is not a named inventor thereof, or that any Person named as an inventor of any of the Sutro Patents is not an inventor thereof. To the Knowledge of Seller, there is no reasonable basis for such a claim with respect to any of the Sutro Patents owned by Seller.

(g) To the Knowledge of Seller, there is no pending or threatened Action that claims that the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Royalty Product or of Supply Product does or will infringe, misappropriate or violate any patent or other intellectual property rights of any other Person. Seller has not received any written notice asserting or claiming any such infringement, misappropriation, or violation in respect of any Royalty Product or Supply Product. To the Knowledge of Seller, the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Royalty Product by Licensee, or of Supply Product by or on behalf of Seller or Licensee, does not and will not constitute an infringement, misappropriation, or violation of any patent or other intellectual property rights of any other Person.

(h) The Sutro Technology licensed (or sublicensed or optioned, as the case may be) by Seller to Licensee under the Vaxcyte License Agreement constitute all of the patents, information and materials owned by or licensed to Seller or any of Seller’s Affiliates that cover the Vaccine Compositions, or the manufacture, use, or development thereof, in the Territory.

(i) Except as set forth on Exhibit C with respect to the Licensed Sutro Patents, Seller owns the entire right, title and interest, free and clear of any Liens, other than Permitted Liens, in, to and under the Sutro Patents. To the Knowledge of Seller, there are no facts that would preclude Seller from having clear title in, to and under such Sutro Patents. Other than the Licensed Sutro Patents, Seller has not in-licensed any patents or other intellectual property rights covering the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Royalty Products.

(j) There are no compulsory licenses granted or, to the Knowledge of Seller, threatened to be granted under the Sutro Patents with respect to any Royalty Product or any other product that, if sold without a license, would constitute a Competitive Infringement of the Sutro Patents. To the Knowledge of Seller, no event or condition exists that would permit or require Licensee to grant any such compulsory license to any Person. Seller has not received any written notice from or on behalf of Licensee expressing an intention by Licensee to grant any such compulsory license or otherwise Set-Off any amount from the Purchased Assets because of any amount owed or claimed to be owed from Seller to Licensee.

(k) The Sutro Patents owned by Seller are not subject to the requirements of the Bayh-Dole Act, 35 USC 200-212 and 37 CFR 401.

(l) Absent the Vaxcyte License Agreement and Stanford License Agreement, the manufacture, marketing, use, sale or distribution of VAX-24 and VAX-31 in the applicable jurisdiction would infringe a Valid Claim of one or more of the Sutro Patents.

Section 3.10 Vaxcyte License Agreement.

(a) Attached hereto as Exhibit I is a true, correct and complete copy of the Vaxcyte License Agreement. Seller has provided to Purchaser in the Data Room the following: (i) the semi-annual pre-clinical, clinical and regulatory developments reports provided by Licensee to Seller pursuant to Section 7.3 of the Vaxcyte License Agreement (or, to the extent not provided, the material agendas and meeting minutes that have served to satisfy this requirement); (ii) the annual commercialization reports provided by Licensee to Seller pursuant to Section 7.3 of the Vaxcyte License Agreement, to the extent such reports have been received; and (iii) all material written notices and other material written correspondence delivered to Licensee by Seller, or by Licensee to Seller, pursuant to the Vaxcyte License Agreement, relating to, affecting or involving the Purchased Assets or the Vaxcyte License Agreement (excluding correspondence related to patents licensed under the Vaxcyte License Agreement), or that could reasonably be expected to have an adverse effect on the value of the Purchased Assets in any material respect, or that would reasonably be expected to result in a Material Adverse Effect, in each case since January 1, 2021.

(b) The Vaxcyte License Agreement is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Licensee, enforceable against Seller and, to the Knowledge of Seller, Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice or, to the Knowledge of Seller, any other communication, from or on behalf of Licensee challenging or threatening to challenge the validity or enforceability of the Vaxcyte License Agreement or any obligation of Licensee thereunder, including any obligation to pay the Royalty or any other payment thereunder.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) Seller is not in breach or violation of or in default under the Vaxcyte License Agreement, and (ii) to the Knowledge of Seller, Licensee has not breached, and is not in violation or default under, any provision of the Vaxcyte License Agreement. Seller has not received any written notification from Licensee alleging a breach or violation of or in default under the Vaxcyte License Agreement. To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give rise to a breach of the Vaxcyte License Agreement by Seller or Licensee in any material respect, or that would otherwise give Licensee the right to cease paying the Royalty thereunder.

(d) Seller has not granted or been granted any written waiver under the Vaxcyte License Agreement or released Licensee, in whole or in part, from any of its obligations under the Vaxcyte License Agreement. To the Knowledge of Seller, there are no waivers or modifications (or pending requests therefor) in respect of the Vaxcyte License Agreement. Since May 29, 2018 (the date of the Second Amendment), Seller has not received from Licensee any written proposal, and has not made any written proposal to Licensee, to amend or waive any provision of the Vaxcyte License Agreement [*] .

(e) To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give Seller or Licensee the right to terminate the Vaxcyte License Agreement. Seller has not received any written notice of an intention by Licensee to terminate or breach the Vaxcyte License Agreement, in whole or in part. Seller has no intention of terminating the Vaxcyte License Agreement and has not given Licensee any notice of termination of the Vaxcyte License Agreement, in whole or in part.

(f) Neither Seller nor, to the Knowledge of Seller, Licensee has assigned, sold or transferred the Vaxcyte License Agreement or any of its rights, interests or obligations thereunder (including with respect to the Royalty) to any Person, and Seller has not consented to any such assignment by Licensee. Except as contemplated by the Transaction Documents, Seller has not assigned, sold or transferred, in whole or in part, any of Seller’s right, title or interest in or to the Royalty or Purchased Assets.

(g) Seller has not received any written notice from Licensee under Section 4.3 of the Vaxcyte License Agreement, and, except for any Liens under clause (i) of the definition of Permitted Liens, to Knowledge of Seller, no sublicense has been granted by Licensee under the Vaxcyte License Agreement.

(h) Neither Seller, Stanford (acting through Seller) or Licensee has exercised its rights to conduct an audit under Section 6.8 of the Vaxcyte License Agreement.

(i) To the Knowledge of Seller, Seller has received all amounts owed to it under the Vaxcyte License Agreement, to the extent such amounts have come due.

(j) VAX-24 and VAX-31 are Pneumococcal Royalty Products.

(k) Licensee has completed all diligence milestones set forth in Exhibit C of the Vaxcyte License Agreement in accordance with Section 7.2 of the Vaxcyte License Agreement.

(l) Seller has not sent or received any written notice or, to the Knowledge of Seller, any other communication of any dispute from Licensee for resolution pursuant to Article 14 of the Vaxcyte License Agreement.

(m) To the Knowledge of Seller, there is no fact or circumstance that is existing that is expected to cause a delay in the availability of any of the supply components of VAX-24 or a delay in the timing or progression of any ongoing clinical trial of VAX-24, including the data readout with respect to any such ongoing clinical trial.

(n) There are no agreements between Seller or, to the Knowledge of Seller, Licensee with any third party or Person, and, to the Knowledge of Seller, no event has occurred that would give rise to a right of Licensee to reduce the payment of any Royalty owed to Seller pursuant to Sections 6.2, 6.3 or 6.4 of the Vaxcyte License Agreement, and to the Knowledge of Seller, there are no ongoing discussions related to any such agreements or events.

(o) Neither Seller nor Licensee has made any claim of indemnification under the Vaxcyte License Agreement.

(p) A Rights Transfer Event has not occurred.

Section 3.11 Stanford License Agreement.

(a) Attached hereto as Exhibit J is a true, correct and complete copy of the Stanford License Agreement. Seller has provided to Purchaser in the Data Room the following: (i) the annual progress report provided by Seller to Stanford pursuant to Section 6.2 of the Stanford License Agreement, (ii) the quarterly earned royalty report provided by Seller to Stanford pursuant to Section 8.1 of the Stanford License Agreement, if applicable, and (iii) all material written notices and other material written correspondence delivered to Stanford by Seller, or by Stanford to Seller, pursuant to the Stanford License Agreement, relating to, affecting or involving the Purchased Assets or the Stanford License Agreement (excluding correspondence related to patents licensed under the Stanford License Agreement), or that could reasonably be expected to have an adverse effect on the value of the Purchased Assets in any material respect, or that would reasonably be expected to result in a Material Adverse Effect, in each case since January 1, 2021.

(b) Seller has not granted any other party a sublicense pursuant to Section 4.1 of the Stanford License Agreement that conflicts with the license granted to Vaxcyte under the Vaxcyte License Agreement. Seller has not received any written notice from Stanford, and to the Knowledge of Seller, no circumstances exist, that would permit Stanford to require Seller to sublicense the rights granted to Seller under the Stanford License Agreement pursuant to Section 4.2 of the Stanford License Agreement.

(c) The Stanford License Agreement is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Stanford, enforceable against Seller and, to the Knowledge of Seller, Stanford in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice or, to the Knowledge of Seller, any other communication from or on behalf of Stanford challenging or threatening to challenge the validity or enforceability of the Stanford License Agreement or any obligation of Stanford thereunder, including any obligation to pay the royalties or any other payment thereunder.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) Seller is not in breach or violation of or in default under the Stanford License Agreement, and (ii) to the Knowledge of Seller, Stanford has not breached, and is not in violation or default under, any provision of the Stanford License Agreement. Seller has not received any written notification from Stanford alleging a breach or violation of or in default under the Stanford License Agreement. To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give rise to a breach of the Stanford License Agreement by Seller or Stanford, which breach would reasonably be expected to result in a Material Adverse Effect, in any material respect, or that would otherwise give Seller the right to cease paying the royalty thereunder.

(e) Seller has not granted or been granted any written waiver under the Stanford License Agreement or released Stanford, in whole or in part, from any of its obligations under the Stanford License Agreement. To the Knowledge of Seller, there are no waivers or modifications (or pending requests therefor) in respect of the Stanford License Agreement. Seller has not received from Stanford any written proposal, and has not made any written proposal to Stanford, to amend or waive any provision of the Stanford License Agreement.

(f) To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give Seller or Stanford the right to terminate the Stanford License Agreement. Seller has not received any written notice of an intention by Stanford to terminate or breach the Stanford License Agreement, in whole or in part. Seller has no intention of terminating the Stanford License Agreement and has not given Stanford any notice of termination of the Stanford License Agreement, in whole or in part.

(g) Neither Seller nor, to the Knowledge of Seller, Stanford has assigned, sold or transferred the Stanford License Agreement or any of its rights, interests or obligations thereunder (including with respect to the royalty) to any Person, and Seller has not consented to any such assignment by Stanford.

(h) Neither Seller nor Stanford has exercised its rights (or obligations) to conduct an audit under Section 8.5 or 8.7 of the Stanford License Agreement.

(i) Seller has completed all diligence milestones set forth in Appendix A of the Stanford License Agreement and has paid all corresponding amounts owed to Stanford pursuant to Section 7.4 of the Stanford License Agreement. Appendix A of the Stanford License Agreement has not been amended, updated, supplemented or otherwise modified.

(j) Seller has delivered all amounts owed to Stanford under the Stanford License Agreement, to the extent such amounts have come due, including all annual license maintenance fees and royalty payments pursuant to Article 7 of the Stanford License Agreement, and Seller has not received any written notice from Stanford alleging that any amounts payable to Stanford thereunder are past due or have otherwise not been paid in full.

(k) Seller has not exercised the buy-out option pursuant to Section 7.9 of the Stanford License Agreement.

(l) Seller has not sent or received any written notice or, to the Knowledge of Seller, any other communication of any dispute from Stanford for resolution pursuant to Article 17 of the Stanford License Agreement or otherwise.

(m) Neither Seller nor Stanford has made any claim of indemnification under the Stanford License Agreement.

Section 3.12 No Other Agreements. Seller has provided to Purchaser in the Data Room true, correct and complete copies of each Related Agreement. Seller has not entered into any agreement relating to the present or future assignment, transfer, or sale of any rights in or to any portion of the Royalty. Other than the Transaction Documents, the SVB Loan Agreement or the Related Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on the Purchased Assets, the Royalty, the Vaxcyte License Agreement (except for any Liens under clause (i) of the definition of Permitted Liens) or the Sutro Patents (other than a Permitted Lien on the Sutro Patents); (ii) that relates to, affects or involves the Purchased Revenue Interest, any Royalty Products or the Sutro Patents, or (iii) for which breach thereof, nonperformance thereof, cancellation thereof or failure to renew would reasonably be expected to have a Material Adverse Effect.

Section 3.13 UCC Matters. Seller’s exact legal name is, and for the preceding ten (10) years has been, “Sutro Biopharma, Inc.”. Seller’s principal place of business is, and for the preceding ten (10) years has been, located in the State of California. Seller’s jurisdiction of organization is, and for the preceding ten (10) years has been, the State of Delaware.

Section 3.14 Set-Off Against Royalty. To the Knowledge of Seller, Licensee has no right of Set-Off under the Vaxcyte License Agreement against the Purchased Assets or any other amounts payable to Seller under the Vaxcyte License Agreement or Manufacturing Agreement. Licensee has not exercised, and, to the Knowledge of Seller, has not had and does not have the right to exercise, and, to the Knowledge of Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to exercise, any Set-Off against the Purchased Assets or any other amounts payable to Seller under the Vaxcyte License Agreement.

Section 3.15 SEC Filings. In the three (3) years prior to the Closing Date, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Seller with the SEC (the “Seller SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such amended or superseding filing): (a) each of Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (b) none of Seller SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.16 Supply Agreements.

(a) The Manufacturing Option Letter Agreement is in full force and effect, and is the legal and valid binding obligation of Seller and, to the Knowledge of Seller, Licensee, enforceable against Seller and, to the Knowledge of Seller, Licensee, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

(b) Seller has not received any written notice from or on behalf of Licensee challenging or threatening to challenge the validity or enforceability of any such Supply Agreement or any obligation of Seller thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, Seller is not in breach or violation of or in default under any of the Supply Agreements, and, to the Knowledge of Seller, Licensee has not breached, and is not in violation or default under, any provision of any such Supply Agreement. Seller has not received any notification alleging a breach or violation of or default under any Supply Agreement.

(c) There are no amounts due or payable under the Supply Agreements by Seller.

(d) Seller has initiated an Existing Agreements Tech Transfer (as such term is defined in the [*] Letter Agreement) to [*] pursuant to Section 2.15 of the Vaxcyte Supply Agreement and Section 8 of the [*] Letter Agreement.

(e) To the Knowledge of Seller, during the last three (3) years, all Supply Product delivered to Licensee has met the Required Standards (as such term is defined in the Vaxcyte Supply Agreement) in all material respects and has not been rejected by Licensee pursuant to Section 4.2 of the Vaxcyte Supply Agreement for non-conformance.

(f) Licensee has not exercised its right to audit and inspect Seller or its subcontractors Facilities (as such term is defined in the Vaxcyte Supply Agreement), nor has Seller exercised its right to audit the facilities of its suppliers pursuant to Section 5.3 of the Vaxcyte Supply Agreement.

(g) Since the signing of the Vaxcyte Supply Agreement, no Governmental Authority has conducted an inspection of Seller’s Facilities (as such term is defined in the Vaxcyte Supply Agreement).

(h) Seller has filed a Drug Master File with the FDA and has complied in all material respects with all obligations pertaining to such Drug Master File pursuant to Section 6.2 of the Vaxcyte Supply Agreement.

(i) No Supply Product or, to the Knowledge of Seller, Vaccine Composition has been subject to a recall, withdrawal or other field action, or, to the Knowledge of Seller, that potential adulteration, misbranding, or other material issues have arisen that relate to the safety or efficacy of such Supply Product, and neither Seller nor Licensee have received notification of such recall, withdrawal, or other field action pursuant to Section 6.3 of the Vaxcyte Supply Agreement.

(j) Neither Seller nor Licensee has made any claim of indemnification under the Supply Agreements.

Section 3.17 Compliance. All applications, submissions, information and data related to any Royalty Product submitted or utilized as the basis for any request to any Governmental Authority by or on behalf of Seller, or to the Knowledge of Seller, by or on behalf of Licensee, were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modifications to such applications, submissions, information or data required under applicable Laws have been submitted to the necessary Governmental Authorities. Neither Seller, nor to the Knowledge of Seller, Licensee has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies set forth in any applicable Laws.

Section 3.18 Solvency. Seller is Solvent.

Section 3.19 Tax Matters. No deduction or withholding for or on account of any Tax has been made or, to the Knowledge of Seller, was required under applicable Law to be made from any payment to Seller under the Vaxcyte License Agreement, and to the Knowledge of Seller, no such deduction or withholding will be made or will be required under currently applicable Law to be made with respect to any payment to (or for the benefit of) Purchaser hereunder.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.2 No Conflicts. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not give rise to any right of termination, cancellation or acceleration of any right or obligation or constitute a breach or violation of or default under (a) the organizational documents of Purchaser, (b) any Law or Judgment applicable to Purchaser or (c) any contract to which Purchaser is a party or by which Purchaser is bound, except in the case of clauses (b) and (c) as would not materially and adversely affect the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 4.3 Authorization. Purchaser has all powers and authority to conduct its affairs as currently conducted, and to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4 Governmental and Third Party Authorizations. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of any of the transactions contemplated hereunder and thereunder do not and will not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.

Section 4.5 No Litigation. There is no (a) Action (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of Purchaser, threatened against Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party.

Section 4.6 Access to Information. Purchaser acknowledges that it has reviewed the Related Agreements and such other documents and information relating to, and has had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning any Royalty Product, the Sutro Technology, the Related Agreements, the Royalty, the Purchased Assets, and any other matter relating thereto, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Agreement. Except as specifically set forth in Article III and the Disclosure Schedules, Purchaser acknowledges and agrees that Seller makes no representation nor extends any warranty, whether express or implied, with respect to any Royalty Product, the Sutro Technology, the Related Agreements, the Royalty, the Purchased Assets, future Net Sales of any Royalty Product or any other matter relating thereto. Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, claims for fraud shall not be waived or limited in any way by this Section 4.6 or otherwise.

Section 4.7 Funds Available. Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Upfront Purchase Price, and Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 4.8 No Brokers’ Fees. Except for any commission or broker’s fee that may be due to Cowen and Company, LLC upon execution of this Agreement by virtue of Seller’s engagement with Cowen and Company, LLC, Purchaser has not taken any action that would entitle any Person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement. There is no Person or entity retained by Purchaser entitled to any commission or broker’s fee from Seller in connection with the transactions contemplated by this Agreement.

Article V
COVENANTS

Section 5.1 Public Announcement. Except (a) for a press release previously approved in form and substance by Seller and Purchaser and attached hereto as Exhibit K, or any other public announcement using substantially the same text as such press release, and (b) subject to any disclosure (i) required by applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction or (ii) regarding the achievement of a Milestone Payment Event and the payment of the corresponding Milestone Payment, (in which case of (i) and (ii) the Party hereto making the press release or other public announcement or disclosure shall allow the other Party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance), neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby. Purchaser acknowledges that, subject to the requirements of this Section 5.1, it will be necessary for Seller to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with SEC.

Section 5.2 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, assignment, transfer, conveyance and granting of the Purchased Assets to Purchaser pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in Purchaser good, valid and marketable rights and interests in, to and under the Purchased Assets free and clear of all Liens (other than any Liens under clauses (b), (f) and (g) of the definition of Permitted Liens) and (iii) create, evidence and perfect Purchaser’s back-up security interest granted pursuant to Section 2.1(b).

Section 5.3 Royalty Reports; Notices and Communications. Promptly (and in any event no later than [*]Business Days) following the receipt, or as applicable, delivery, by Seller of (a) a Royalty Report, (b) any written notice or material written correspondence under any Related Agreement relating to, affecting or involving the Purchased Assets, the Vaxcyte License Agreement, the Stanford License Agreement or any other Related Agreements or that would reasonably be expected to result in a Material Adverse Effect, in each case, from or on behalf of Licensee or Stanford, (c) semi-annual pre-clinical, clinical and regulatory developments reports provided by Licensee to Seller pursuant to Section 7.3 of the Vaxcyte License Agreement; (d) the annual commercialization reports provided by Licensee to Seller pursuant to Section 7.3 of the Vaxcyte License Agreement, (e) inspection or audit reports provided to Seller pursuant to Section

6.8 of the Vaxcyte License Agreement, or (f) any notice regarding Licensee’s grant of any sublicense of the license granted by Seller under the Vaxcyte License Agreement, in each of the forgoing cases, Seller shall furnish a copy of the same to Purchaser, provided that Seller may redact any information that does not relate to the Royalty, the Purchased Assets, the Sutro Patents, or any Royalty Products and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. Except for the Licensee Instruction and the Licensee Letter Agreement and notices and correspondence required to be given or made by Seller under the Vaxcyte License Agreement or by applicable Law, Seller shall only, as Mutually Agreed, send written notices or correspondence to Licensee relating to, affecting or involving, the Royalty, the Sutro Patents, the Purchased Assets or that would reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, Seller shall, promptly (and in any event no later than [*]) following the delivery thereof by Seller to Licensee, furnish a copy to Purchaser of any written notice or correspondence sent by Seller to Licensee relating to, affecting or involving the Royalty, the Sutro Patents, the Purchased Assets, or that would reasonably be expected to result in a Material Adverse Effect, provided that Seller may redact any information that does not relate to the Royalty, the Sutro Patents, or the Purchased Assets and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect.

Section 5.4 Supply Chain.

(a) Unless awarded in a Judgment or prohibited by applicable Law, Seller shall oppose any attempt by, or allegation from Licensee that it is entitled to, Set-Off against any Royalty due to a breach or default under any Manufacturing Agreement.

(b) Within [*]Business Days after (i) (A) receipt of any written notice or written correspondence by Licensee or (B) delivery of written notice to Licensee, notifying such other party of its belief that a Supply Product or Vaccine Composition should be subject to recall or other field action, and (ii) receipt of any material written notice or material written correspondence from any Governmental Authority related to any Supply Product or manufacturing concerns, Seller shall give written notice thereof to Purchaser.

(c) Seller will use commercially reasonable efforts to continue and complete technology transfer to [*] pursuant to the [*] Letter Agreement and Manufacturing Option Letter Agreement for [*] Extract (as such term is defined in the Vaxcyte Supply Agreement) and (ii) within [*] of a request by Licensee for technology transfer of [*] Extract (as such term is defined in the Vaxcyte Supply Agreement). [*].

Section 5.5 Payments on Account of Purchased Assets; Escrow Agreement.

(a) Promptly following the Closing, Seller shall instruct Licensee in accordance with the Licensee Letter Agreement, and thereafter Seller shall use commercially reasonable efforts to cause Licensee to pay amounts owed in respect of the Purchased Assets directly to the Purchaser Account.

(b) Promptly following the date hereof, and in any case within [*]days of the Closing Date, the Parties shall cooperate, in good faith and acting reasonably to prepare, negotiate and execute an escrow agreement with an escrow agent mutually acceptable to the Parties (such escrow agent, the “Escrow Agent” and such agreement, the “Escrow Agreement”), for purposes of maintaining an escrow account (the “Escrow Account”) in respect of payments from Licensee, pursuant to which Purchaser shall have the authority to direct disbursements from the Escrow Account. Promptly following the execution of the Escrow Agreement, Seller shall provide the Licensee Instruction, instructing Licensee to pay amounts payable under the Vaxcyte License Agreement directly to the Escrow Account, and thereafter, shall provide Purchaser evidence of delivery of such Licensee Instruction. The Parties shall have no obligation to enter into the Escrow Agreement, and shall terminate the Escrow Agreement if then executed, upon Licensee’s execution of the Licensee Letter Agreement.

Section 5.6 Misdirected Payments.

(a) Notwithstanding the terms of the Escrow Agreement, the Licensee Instruction or the Licensee Letter Agreement, commencing on the Closing Date and at all times thereafter, if any portion of the Purchased Assets is paid to Seller, then (i) Seller shall hold such amount in trust for the benefit of Purchaser in a segregated account, (ii) Seller shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) Seller promptly, and in any event no later than [*] following the receipt by Seller of such amount, shall remit such amount to Purchaser Account. Seller shall notify Purchaser of such wire transfer and provide reasonable details regarding the Purchased Assets payment so received by Seller.

(b) Notwithstanding the terms of the Escrow Agreement, the Licensee Instruction or the Licensee Letter Agreement, commencing on the Closing Date and at all times thereafter, if any amount due under the Vaxcyte License Agreement that does not constitute the Purchased Assets is paid to Purchaser, then (i) Purchaser shall hold such amount in trust for the benefit of Seller in a segregated account, (ii) Purchaser shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) Purchaser promptly, and in any event no later than [*] following the receipt by Purchaser of such amount, shall remit such amount to Seller Account. Purchaser shall notify Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by Purchaser.

(c) If Licensee exercises any Set-Off against any payment of the Purchased Assets, then Seller shall promptly (and in any event no later than [*]) following payment of the Purchased Assets reduced by such Set-Off, make a true-up payment to Purchaser such that Purchaser receives the full amount of such Purchased Asset payment that would have been payable to Purchaser had such Set-Off not been exercised unless Seller, acting in good faith, believes such shortfall is a material breach by Licensee of the Vaxcyte License Agreement and has provided notice to Purchaser under Section 5.8(a) regarding such shortfall, in which case Section 5.8(b) shall govern the enforcement of such breach, and Section 5.8(c) shall govern the disbursement of the Proceeds of such enforcement. After Seller makes the payment referred to in the first sentence of this Section 5.6(c), Seller shall be entitled to, and Purchaser shall not be entitled to, any amounts recovered from Licensee in respect of such Set-Off.

(d) All remittances pursuant to this Section 5.6 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee may designate in writing (such designation to be made at least [*] prior to any such payment).

(e) A late fee of [*] ([*]%) over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 5.6(a) or Section 5.6(b) beginning [*] after receipt of such payment received in error.

Section 5.7 Maintenance of Related Agreements.

(a) Seller (i) shall perform and comply in all material respects with all of its obligations under each of the Related Agreements (including, for the avoidance of doubt, the Vaxcyte License Agreement), except where such performance and compliance is being contested in good faith by appropriate proceedings (provided that, during the pendency of any such dispute, in which case Seller shall continue to comply in all material respects with all of its other obligations under the Related Agreements), and (ii) shall not (A) forgive, release or compromise any portion of the Royalty or the Purchased Assets payable under the Vaxcyte License Agreement, (B) except as Mutually Agreed: (I) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any of the Related Agreements, or (II) assign or transfer, in whole or in part, any of the Related Agreements or any provision thereof or right thereunder with respect to the foregoing, except in connection with (1) an assignment of this Agreement by Seller in accordance with the provisions of Section 10.3 or (2) a Rights Transfer Event that (x) is permitted by and undertaken in accordance with this Agreement, (y) would not otherwise adversely affect the ability of Seller to perform any of its obligations hereunder and (z) would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. In addition to the obligations set forth in the preceding sentence, Seller shall, only as Mutually Agreed, waive any obligation of, or grant any consent to, a counterparty to any Related Agreement under, involving, affecting, in respect of or related to the Royalty, the Sutro Patents, the Purchased Assets or that otherwise would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b) Seller shall not, without the prior written consent of Purchaser, grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Purchased Assets, any Royalty Product or any of the Related Agreements, or enter into any other contract or arrangement with any counterparty to any Related Agreement, in any manner that would (i) reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect or (ii) conflict with, or that would reasonably be expected to give rise to a breach, violation, termination or default under any of the Related Agreements.

(c) Seller shall use commercially reasonable efforts to enter into the [*] Manufacturing Rights Agreement [*].

(d) Within [*] after (i) becoming aware of, whether by written notice or otherwise, a counterparty’s (A) intent to terminate any Related Agreement (in whole or in part) or (B) allegation of a breach or violation of or default under any Related Agreement or (ii) gaining Knowledge of any fact, circumstance or event that would reasonably be expected to give rise to a breach or violation of or default under any Related Agreement by Seller , Seller shall give written notice thereof to Purchaser. Such notice shall (x) describe in reasonable detail such breach, violation, default or other event, (y) include a copy of any written notice received from the applicable counterparty with respect thereto, and (z) describe in reasonable detail any corrective action Seller proposes to take in respect of such breach, violation or default. In consultation with Purchaser, Seller shall use its reasonable best efforts to cure any breach or default by it under such Related Agreement and, in any case, shall give written notice to Purchaser upon curing such breach or default. In connection with any dispute regarding an alleged breach that is related to the Royalty or would reasonably be expected to have a Material Adverse Effect, Seller shall employ such counsel, reasonably acceptable to Seller, as Purchaser may select. [*] shall pay the costs and expenses of such counsel and all other costs and expenses associated with curing any such breach or default.

(e) Without limiting the provisions of Section 5.7(c), if Licensee terminates or provides written notice of termination of the Vaxcyte License Agreement (in whole or with respect to any Royalty Product, or any portion of the Territory, or a termination that could adversely affect the Purchased Assets), or the Vaxcyte License Agreement otherwise terminates (in whole or with respect to any Royalty Product, or any portion of the Territory, or a termination that could adversely affect the Purchased Assets), then:

(i) Purchaser and Seller shall discuss and consider in good faith the scope of Seller’s commercialization capabilities (including consideration of the ability of Seller or an Affiliate to maximize Royalty Product sales) as of such time and, if Purchaser and Seller, acting reasonably, mutually agree that Seller’s commercialization capabilities are sufficient to commercialize a Royalty Product in part or all of the Territory, then Seller may elect to use commercially reasonable efforts (itself or via an Affiliate) to commercialize a Royalty Product itself in part or all of such portion of the Territory, subject to its agreement to pay to Purchaser the Sutro Commercialization Royalty (with payments being payable to Purchaser no less frequently than provided for under the Vaxcyte License Agreement) and subject to Seller and Purchaser cooperating with one another to make mutually agreed amendments to this Agreement. If Seller so elects, it shall consult with Purchaser in good faith regarding its commercialization activities.

(ii) If Seller does not elect to commercialize a Royalty Product in any portion of the Territory or Purchaser and Seller mutually conclude, after good faith discussion and consideration, that there is any portion of the Territory in which Seller lacks the requisite capabilities to commercialize a Royalty Product, then Seller shall use commercially reasonable efforts to pursue the negotiation of and entry into one or more licenses, including pursuant to a co-promotion or co-commercialization arrangement in all or a portion of the Territory, to commercialize any Royalty Products in the Territory, provided, however, that, unless mutually agreed by the Parties, the terms of such license shall be (x) no less favorable to Seller and Purchaser than those contained in the Vaxcyte License Agreement with respect to (1) the royalty rates and Royalty Reductions set forth in Section 6 of the Vaxcyte License Agreement, (2) obligations and costs imposed on Seller, (3) disclaimers of Seller’s liability, (4) intellectual property ownership and control, (5) commercialization diligence and (6) indemnification of Seller and (y) in accordance with the Stanford License Agreement (any such arrangement, a “New Arrangement”). If any New Arrangement is a co-promotion or co-commercialization agreement, Seller shall consult with Purchaser in a customary manner and on a reasonable basis regarding any commercialization activities it performs under such agreement.

(iii) Purchaser shall provide assistance to and cooperate with Seller, at Purchaser’s cost and expense, in such efforts as Seller shall undertake in connection with any New Arrangement. Should Purchaser identify any New Arrangement, Seller agrees to use commercially reasonable efforts to pursue the negotiation of and entry into a new license agreement effecting any New Arrangement that satisfies the foregoing requirements promptly upon the written request of Purchaser. In the event Seller enters into a New Arrangement, Seller agrees to comply in all material respects with the provisions of this Agreement and references in this Agreement to the Purchased Assets and the Vaxcyte License Agreement shall be deemed to include references to any new purchased asset and the new license agreement constructed under the New Arrangement, and references to Licensee shall be deemed to include references to the other party to such new license agreement and that other party’s Affiliates and sublicensees.

(iv) Purchaser shall reimburse Seller, for an agreed upon (using good faith efforts) proportion of its reasonable out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in consultation with Purchaser to fairly apportion such costs and expenses of negotiation of and entry into a New Arrangement, with such reimbursement to occur within [*] of receipt of an invoice therefor. If the Parties, notwithstanding their good faith efforts, are unable to agree upon a fair proportion within [*] of commencing negotiations, then Purchaser shall reimburse Seller, [*] ([*]%) of such reasonable, out-of-pocket costs and expenses, as such costs and expenses are incurred and within [*] of receipt of an invoice therefor. Notwithstanding the foregoing, Seller shall be solely responsible for its fees and expenses incurred in connection with the negotiation of and entry into a New Arrangement if the Vaxcyte License Agreement is terminated due to Seller’s breach thereof.

(v) Following the effective date of any New Arrangement, (A) if the New Arrangement does not provide for direct payment to Purchaser or as Mutually Agreed, Seller shall deliver to the (sub)licensee under such New Arrangement an instruction letter substantially similar to the Licensee Letter Agreement but with references to the Vaxcyte License Agreement and Licensee replaced by references to such New Arrangement and the (sub)licensee thereunder, respectively, and (B) Purchaser and Seller shall cooperate with one another to make mutually agreed amendments to this Agreement and the Bill of Sale that give effect to this Section 5.7(e).

(vi) Seller shall use commercially reasonable efforts to cause any New Arrangement to provide that all payments in respect of the Purchased Assets be made by the (sub)licensee directly to Purchaser.

Section 5.8 Enforcement of Related Agreements.

(a) Promptly after Seller becomes aware of a breach or violation of or default under, or an alleged breach or violation of or default under, any Related Agreement by a counterparty thereto, or any failure of a counterparty to pay any amounts contemplated by or under any Related Agreement, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or violation of, default or failure to pay under any Related Agreement by a counterparty thereto, or the right to terminate any Related Agreement (in whole or with respect to any Royalty Product, or any portion of the Territory, or a termination that could adversely affect the Purchased Assets) by a counterparty thereto, in each case Seller shall (i) promptly (but in any event within [*]) give written notice to Purchaser describing in reasonable detail the relevant breach, default, termination event or failure to pay and (ii) proceed, in consultation with Purchaser and as Mutually Agreed to take such permissible actions to enforce compliance by the counterparty thereto, with the relevant provisions of the applicable Related Agreement and to exercise any or all of Seller’s rights and remedies, whether under the applicable Related Agreement or by operation of law (including pursuit of any and all claims in law or in equity), with respect thereto (in each case, except with respect to the Vaxcyte License Agreement, other than with respect to breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect).

(b) In connection with any enforcement of a counterparty’s obligations under a Related Agreement in respect of any breach referred to in Section 5.8(a), the lead counsel selected by Seller shall be reasonably acceptable to Purchaser. Purchaser shall, solely in the case of enforcement of the Vaxcyte License Agreement, reimburse Seller for its reasonable, out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller, as such costs and expenses are incurred, in connection with Seller’s actions and exercise of rights and remedies pursuant to clause (a)(ii) of the immediately preceding paragraph, but only to the extent that such costs and expenses relate primarily to the Royalty; provided, however,[*]; and provided, further, that [*]. For clarity, Seller shall be responsible for its own out-of-pocket costs and expenses incurred by Seller in connection with any enforcement of Stanford’s obligations under the Stanford License Agreement.

(c) All Proceeds resulting from any enforcement of Licensee’s obligations under the Vaxcyte License Agreement or the Manufacturing Agreement pursuant to this Section 5.8 (regardless of whether such enforcement is initiated by Seller as a result of a written request from Purchaser or initiated by Seller in the absence of any such request), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser in connection with such enforcement pursuant to this Section 5.8, shall be (i) in the case of a breach or loss with respect to an unpaid portion of the Purchased Assets, due entirely to Purchaser, which amount shall be promptly (and in any event no later than [*]) paid to Purchaser, and (ii) for all other breaches or losses, due solely to Seller. For clarity, Seller shall retain all Proceeds resulting from any enforcement of Stanford’s obligations under the Stanford License Agreement. Seller hereby assigns and, if not presently assignable, agrees to assign to Purchaser the amount of Proceeds due to Purchaser in accordance with this Section 5.8(c).

Section 5.9 Prosecution and Enforcement of Intellectual Property.

(a) In each case if and to the extent permitted under the License Agreements, Seller shall, at no cost to Purchaser (i) take any and all actions, and prepare, execute, deliver and file, solely, or in cooperation with Licensee or Stanford, any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain the applicable Sutro Patents for which it controls the prosecution and maintenance, in each case in accordance with the License Agreements, including payment of maintenance fees or annuities, (ii) when available in respect of the Sutro Patents for which it controls the prosecution and maintenance, obtain issued Patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration in any country, in each case in accordance with the License Agreements, (iii) not disclaim, allow to lapse, abandon, or terminally disclaim or fail to take any action necessary or desirable to prevent the disclaimer, lapse or abandonment of, any Sutro Patent for which it controls the prosecution and maintenance, except (x) with respect to any US Sutro Patent, with respect to any such terminal disclaimer filed, or with respect to the abandonment of any pending patent application in lieu of a continuing application that is also a Sutro Patent, in each case, pursuant to Seller’s reasonable business judgment, in each case in accordance with the License Agreements and (y) with respect to any non‑US Sutro Patent, with respect to any such lapse, terminal disclaimer filed, or abandonment pursuant to Seller’s reasonable business judgment, in each case in accordance with the License Agreements; provided that, with respect to such non‑US Sutro Patent and a Maintenance Market, at least one (1) Sutro Patent in such country is (and remains) granted or issued and in force and (iv) diligently defend the Sutro Patents for which it controls the defense against any claims of invalidity or unenforceability, in any jurisdiction, in each case in accordance with the License Agreements.

(b) In each case if and to the extent permitted under the License Agreements, Seller shall (i) promptly provide to Purchaser (A) any and all material information reasonably requested by Purchaser regarding ongoing prosecution, defense and enforcement matters for the Sutro Patents, and (B) any information of which Seller becomes aware that could reasonably be expected to have a Material Adverse Effect on the prosecution, maintenance, defense or enforcement of the Sutro Patents. To the extent that Seller receives any material written correspondence regarding the prosecution, defense or enforcement of the Sutro Patents, Seller will provide such correspondence to Purchaser and provide Purchaser a reasonable opportunity to comment thereon; provided, however, that Seller shall have no such obligation to provide such correspondence to Purchaser if the disclosure thereof would adversely affect the maintenance by Seller (and/or Licensee or Stanford, as applicable) of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a joint defense agreement that is acceptable to Seller, Purchaser, and, if applicable, Licensee and Stanford). Such comments will be considered by Seller in good faith.

(c) If Seller has the right pursuant to Section 9.2 of the Vaxcyte License Agreement, Article 14 of the Stanford License Agreement or applicable Law to institute suit or other Actions to enforce any of the Sutro Patents in respect of a Competitive Infringement or to participate in a suit instituted by another Person with respect to a Competitive Infringement, then promptly (and in any event within [*]) following Seller becoming aware of such right of Seller, Seller shall provide written notice to Purchaser thereof. Prior to instituting or participating in any such Action, Seller shall consult with Purchaser and consider in good faith any courses of action requested by Purchaser, and shall not proceed with instituting such Action if such Competitive Infringement relates to a Royalty Product unless as Mutually Agreed. If Seller elects to exercise its right to institute or participate in any such Action, Purchaser shall reimburse Seller, promptly on demand, for an agreed upon (using good faith efforts) proportion of its reasonable out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in consultation with Purchaser to fairly apportion such costs and expenses of such Action. If the Parties, notwithstanding their good faith efforts, are unable to agree upon a fair proportion within [*] of commencing negotiations, then Purchaser shall reimburse Seller, promptly on demand, [*] ([*]%) of such reasonable, out-of-pocket costs and expenses, as such costs and expenses are incurred, but solely to the extent such costs and expenses are not reimbursed or required to be reimbursed by Licensee or Stanford under the applicable License Agreement, which reimbursement shall be further reduced by multiplying such [*] ([*]%) by the Purchaser Applicable Percentage [*].

(d) If Seller declines to exercise its right to institute or participate in any such Action, Seller shall promptly give notice of such declination to Purchaser, and Purchaser shall have [*] to send a written notice to Seller objecting to such declination, at which time Seller and Purchaser shall promptly consult with each other regarding whether to proceed with the institution or participation in such Action; provided that, (i) if, with respect to such Action, no Licensee-owned Patent can reasonably be asserted in good faith to abate the subject Competitive Infringement, such that one or more Sutro Patents are the only Patents owned by Seller or Licensee that can reasonably be asserted in such Action to abate the subject Competitive Infringement, or (ii) if the basis of such Action is the Competitive Infringement by Licensee or its Affiliates, then in each case ((i) and (ii)) upon Purchaser’s reasonable written request after such consultation, Seller shall proceed, in consultation with Purchaser, to institute or participate in such Action and to use commercially reasonable efforts to enforce the Sutro Patent in respect of such Competitive Infringement, and to exercise such rights and remedies relating to such Competitive Infringement as shall be available to Seller under applicable Law, but, in each case, subject to the terms and conditions of the License Agreements and this Agreement. Seller may employ any counsel, so long as such counsel is reasonably acceptable to Purchaser. Purchaser shall reimburse Seller for (A) if the Competitive Infringement is in respect of a Pneumococcal Royalty Product, [*] ([*]%), and (B) [*], [*] ([*]%) (which reimbursement shall be further reduced by multiplying such [*] ([*]%) by the Purchaser Applicable Percentage) of Seller’s reasonable, out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in connection with Seller’s actions exercised at Purchaser’s request pursuant to this Section 5.9(d) within [*] of receipt of an invoice therefor, but solely to the extent such costs and expenses are not reimbursed or required to be reimbursed by Licensee or Stanford under the applicable License Agreement.

(e) Purchaser shall, to the extent permitted under the License Agreements and by Licensee and Stanford (as applicable), have the right, at its sole cost and expense, to participate in any meeting, discussion or Action relating to the infringement, violation, validity or enforceability of the Sutro Patents, including any counterclaim, settlement discussions or meetings; provided, however, that Purchaser shall have no such right to participate if the exercise thereof would adversely affect the maintenance by Seller (and/or Licensee or Stanford, as applicable) of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a joint defense agreement that is acceptable to Seller, Purchaser, and, if applicable, Licensee and Stanford). Notwithstanding anything to the contrary herein, Seller shall keep Purchaser reasonably informed of any such Action relating to the infringement, violation, validity or enforceability of the Sutro Patents.

(f) To the extent in respect of any Competitive Infringement, the Proceeds of any enforcement of any of the Sutro Patents controlled by (i) Seller pursuant to Article 14 of the Stanford License Agreement, Section 9.2(a) of the Vaxcyte License Agreement or otherwise if the Vaxcyte License Agreement has been terminated, (ii) Licensee pursuant to Section 9.2(a) or Section 9.2(b) of the Vaxcyte License Agreement or (iii) Stanford pursuant to Article 14 of the Stanford License Agreement, in each case of the immediately foregoing clauses (i) through (iii), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser in connection with such enforcement, shall be paid to (A) Purchaser to the extent such Proceeds are in respect of Royalties that were otherwise due hereunder, in each case, if and to the extent permitted under the License Agreements or (B) Purchaser, [*] ([*]%), and Seller, [*] ([*]%), for all other Proceeds. Any amounts payable to Purchaser shall be paid promptly (and in any event within [*]) to Purchaser by or on behalf of Seller.

Section 5.10 Assignment of License Agreement and Sutro Patents.

(a) Except in connection with an assignment of this Agreement by Seller in accordance with the provisions of Section 10.3, Seller shall not dispose of, assign or otherwise transfer any of the License Agreements or the Sutro Patents without the prior written consent of Purchaser. For the avoidance of doubt, the Purchased Assets are being irrevocably sold and conveyed to Purchaser hereunder, and Seller therefore shall not, and has no right to, assign or otherwise transfer, or grant, incur or suffer to exist any Lien on, or purport to do any of the foregoing, with respect to the Purchased Assets.

(b) Promptly (and in any event within [*]) following receipt by Seller of a written request from Licensee for consent to assign the Vaxcyte License Agreement (in whole or in part), including pursuant to Section 15.1 of the Vaxcyte License Agreement, Seller shall provide notice thereof to Purchaser. Seller and Purchaser shall consult with each other regarding whether to grant such consent, and Seller only as Mutually Agreed grant such consent.

Section 5.11 Audits.

(a) Consultation. Following the Closing Date, Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any review or audit of Licensee’s books and records pursuant to Section 6.8 of the Vaxcyte License Agreement.

(b) Audits under Vaxcyte License Agreement. Following consultation in accordance with Section 5.11(a), if requested in writing by Purchaser or such audit or inspection is Mutually Agreed, Seller shall to the extent permitted by Section 6.8 of the Vaxcyte License Agreement, provide written notice to Licensee to cause an inspection or audit to determine the correctness of any Royalty payments made under the Vaxcyte License Agreement or other royalties under the Vaxcyte License Agreement with respect to products that [*]. With respect to any audit commenced prior to the Royalty Reporting Trigger Date, all of the expenses of any inspection or audit requested by Purchaser shall be borne by Seller, including such fees and expenses of any public accounting firm engaged by Seller (and reasonably acceptable to Purchaser and Licensee) in connection with such an inspection or audit. With respect to any audit commenced on or following the Royalty Reporting Trigger Date, all of the expenses of any inspection or audit requested by Purchaser that would otherwise be borne by Seller pursuant to the Vaxcyte License Agreement, including such fees and expenses of any public accounting firm engaged by Seller (and reasonably acceptable to Purchaser and Licensee) in connection with such an inspection or audit shall be borne by Purchaser, and Purchaser shall reimburse Seller for any such fees Seller incurs with respect to such audit, unless Licensee reimburses Seller for such costs and expenses in accordance with Section 6.8 of the Vaxcyte License Agreement; provided that, in respect of any inspection or audit involving the audit of both Royalties with respect to Royalty Products and royalties under the Vaxcyte License Agreement with respect to products that are not Royalty Products, such costs and expenses shall instead be borne (a) with respect to such audit commenced prior to the Royalty Reporting Trigger Date, [*]and (b) with respect to such audit commenced on or following the Royalty Reporting Trigger Date, [*]. For the avoidance of doubt, if any audit is commenced prior to the Royalty Reporting Trigger Date and concludes on or following the Royalty Reporting Trigger Date, [*]. Seller will promptly furnish to Purchaser a true, correct and complete copy of any inspection or audit report prepared in connection with such an inspection or audit. If, following the completion of such inspection or audit, Seller is required to reimburse Licensee for overpayment of the Royalty, then Purchaser shall promptly upon request reimburse Seller, or, at Seller’s request, Licensee on behalf of Seller, for such overpaid amount that was actually paid to Purchaser, and shall promptly (and in any event within [*]) after making such payment provide documentation to Seller evidencing that such payment was made. If, following the completion of such inspection or audit, Licensee is required to pay amounts representing an underpayment of the Royalty during the applicable period of time, then Seller shall request that Licensee pay any such underpayments directly to the Purchaser Account or the Escrow Account, as applicable.

Section 5.12 Licensee Letter Agreement. Prior to the termination of this Agreement pursuant to Section 9.1, Seller shall not, without Purchaser’s prior written consent, deliver any further directions to Licensee regarding the payment of the Purchased Assets.

Section 5.13 Tax Matters.

(a) For United States federal (and applicable state and local) and non-U.S. income Tax purposes, Seller and Purchaser intend that (a) this Agreement does not constitute or give rise to a partnership or other joint venture between Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, (b) Purchaser’s right to payment hereunder does not represent a return with respect to a debt or equity instrument in any entity, (c) the payments made hereunder to Purchaser are not treated as royalties or a payment for fees for services, and (d) the Milestone Payments as deferred contingent consideration for the Purchased Assets eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate. The Parties shall not take any position inconsistent with the treatments set forth in this Section 5.13, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 5.13.

(b) On or prior to the Closing Date, Purchaser shall deliver to Seller and Licensee a duly completed and valid IRS Form W-9 certifying that Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, and Purchaser shall provide an updated IRS Form W-9 to Seller and Licensee throughout the term of the Transaction Documents whenever required in order for Seller and Licensee to have on file a duly completed and valid IRS Form W-9.

(c) Seller shall notify Purchaser in writing promptly (but in no event later than [*]) following the receipt of any written notification by Licensee or by an Affiliate of Licensee that it intends to deduct or withhold Taxes from amounts payable pursuant to the Vaxcyte License Agreement or the Manufacturing Option Letter Agreement (any such deduction or withholding, “Permitted Tax Withholding”); provided that Seller has no obligation to notify Purchaser of any Permitted Tax Withholding due to Purchaser’s failure to comply with its obligations under Section 5.13(b). Seller shall, upon the reasonable request of Purchaser and at Purchaser’s expense, reasonably cooperate with Purchaser and use its commercially reasonable efforts to make such filings and take such other actions as may be reasonably necessary and specified by Purchaser in order to allow an exemption from or reduction of any Permitted Tax Withholding; provided that Seller shall have no obligation under this sentence in respect of any withholding Tax resulting from Purchaser’s failure to comply with its obligations under Section 5.13(b).

(d) All payments by Seller to Purchaser under the Transaction Documents shall be made without any deduction or withholding by Seller for or on account of any Tax unless as required by applicable Law. Seller acknowledges and agrees that, so long as Purchaser complies with its obligations under Section 5.13(b) and Section 6.3(b)(iii), Seller does not expect to deduct or withhold any Taxes from payments to Purchaser under this Agreement. If Seller subsequently determines that any applicable Law (as reasonably determined by Seller) requires the deduction or withholding of any Tax by Seller from any amount payable by Seller hereunder, then Seller shall be entitled to make such deduction or withholding from the applicable amount payable hereunder (but for this sentence) to Purchaser any income or other Tax that Seller so determined that it is required by law to withhold with respect to such amount payable to Purchaser by Seller under this Agreement prior to remittance to Purchaser. Seller shall timely remit (or cause to be timely remitted) any amount withheld or deducted pursuant to this Section 5.13(d) to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. If Seller intends to withhold or deduct Taxes from a payment to Purchaser under the Transaction Documents or directs a third party (including the Licensee) to do so, Seller shall (i) promptly notify the Purchaser in advance of undertaking such withholding or deduction and (ii) at Purchaser’s expense, take all actions including without limitation (A) providing tax certifications or making a claim for relief from such withholding or deduction under applicable law, treaty or agreement to eliminate or reduce such withholding and (B) cause to be given to Purchaser such assistance and such information, in each case, as may reasonably be necessary to enable Purchaser to claim exemption from any such withholding, reduction (or refund) thereof, or credit therefor, and in each case shall furnish Purchaser proper evidence of the Taxes withheld and remitted by Seller (or the third party) to the relevant taxing authority. Notwithstanding the above, if withholding arises as a result of an assignment by Seller pursuant to Section 5.10(a) or as a result of a change in the Seller’s status as a C corporation organized under the Laws of Delaware (in each case, a “Seller Tax Action”), then Seller shall pay such additional amounts to Purchaser as necessary so that the net amount received by Purchaser, after all required deductions and withholdings (including with respect to such additional amounts), is an amount equal to the amount that it would have received had no such deductions or withholdings been made.

(e) All payments by Purchaser to Seller under the Transaction Documents shall be made without any deduction or withholding by Purchaser for or on account of any Tax unless as required by applicable Law. Purchaser acknowledges and agrees that, so long as Seller complies with its obligations under Section 6.3(a)(vii), Purchaser does not expect to deduct or withhold any Taxes from payments to Seller under this Agreement. If Purchaser subsequently determines that any applicable Law (as reasonably determined by Purchaser) requires the deduction or withholding of any Tax by Purchaser from any amount payable by Purchaser hereunder, then Purchaser shall be entitled to make such deduction or withholding from the applicable amount payable hereunder (but for this sentence) to Seller any income or other Tax that Purchaser so determined that it is required by law to withhold with respect to such amount payable to Seller by Purchaser under this Agreement prior to remittance to Seller. Purchaser shall timely remit (or cause to be timely remitted) any amount withheld or deducted pursuant to this Section 5.13(e) to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Seller. If Purchaser intends to withhold or deduct Taxes from a payment to Seller under the Transaction Documents or directs a third party to do so, Purchaser shall (i) promptly notify the Seller in advance of undertaking such withholding or deduction and (ii) at Seller’s expense, take all actions including without limitation (A) providing tax certifications or making a claim for relief from such withholding or deduction under applicable law, treaty or agreement to eliminate or reduce such withholding and (B) cause to be given to Seller such assistance and such information, in each case, as may reasonably be necessary to enable Seller to claim exemption from any such withholding, reduction (or refund) thereof, or credit therefor, and in each case shall furnish Seller proper evidence of the Taxes withheld and remitted by Purchaser (or the third party) to the relevant taxing authority. Notwithstanding the above, if withholding arises in respect of a payment under this Agreement by Purchaser to Seller as a result of an assignment by Purchaser or as a result of a change in Purchaser’s status as a United States person, as such term is defined in Section 7701(a)(30) of the Code, then Purchaser shall pay such additional amounts to Seller as necessary so that the net amount received by Seller, after all required deductions and withholdings (including with respect to such additional amounts), is an amount equal to the amount that it would have received had no such deductions or withholdings been made. In addition, for the avoidance of doubt, no withholding by Purchaser from the payment of the Upfront Purchase Price in respect of U.S. federal withholding taxes will be undertaken unless the Seller fails to comply with its obligations under Section 6.3(a)(vii).

(f) The Parties agree not to take any position that is inconsistent with the provisions of this Section 5.13 and Section 10.4 on any tax return or in any audit or other judicial or administrative proceeding unless (i) the other Party has consented to the taking of such position, or (ii) the Party that contemplates taking such an inconsistent position has been advised by a nationally recognized tax counsel in writing that it is unable to conclude that the position specified in this Section 5.13 is more likely than not to prevail if challenged by the tax authority having jurisdiction of the relevant Tax.

Section 5.14 Rights Transfer Events. If Seller desires to effectuate a Rights Transfer Event, then Seller shall provide reasonable (and at least [*]) prior written notice to Purchaser before entering into any definitive binding agreement to effectuate a Rights Transfer Event.

Section 5.15 Change in Name or Organization. Seller shall provide Purchaser with written notice not less than [*] prior to any change in, or amendment or alteration of, Seller’s (a) legal name, (b) form or type of organization, or (c) jurisdiction of organization.

Section 5.16 Lien Releases. On the Closing Date, Seller shall cause an UCC-3 amendment to be filed, in each case in form and substance reasonably satisfactory to Purchaser, evidencing the release of Liens in respect of the Purchased Assets.

Section 5.17 Exclusive Dealing. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, Seller shall not (and Seller shall cause its Affiliates and any of its or their Affiliates’ Representatives to not) directly or indirectly: (a) solicit, initiate, encourage or otherwise facilitate the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the Purchased Assets or any merger, recapitalization, share exchange, sale or exclusive license of assets or any similar transaction or any other alternative to the transactions contemplated hereby or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited) and shall provide Purchaser with oral and written notice of the terms and conditions of such proposal, offer, inquiry or contact and the identity of the Person or group of Persons making any such proposal, offer, inquiry or contact. Seller shall, and shall direct its Representatives and Affiliates to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any other transaction proposal and (y) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) for the purpose of evaluating a possible transaction proposal. It is understood that any violation of the restrictions set forth in this Section 5.17 by any Person covered by Section 5.17, whether or not such Person is purporting to act on behalf of Seller, shall be deemed to be a breach of Section 5.17 by Seller.

Section 5.18 Preservation of the Purchased Assets. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, Seller shall not:

(a) sell, transfer, license, hypothecate, abandon, assign or in any manner convey or impose any Lien on the Purchased Assets;

(b) take any action (or refrain from taking any action) that would reasonably be expected to give rise to a material breach or default by Seller under any Related Agreement, other than the Manufacturing Rights Agreement (solely to the extent not executed between the date of this Agreement and the Closing Date);

(c) enter into, adopt, terminate, modify, renew, amend, or waive, release or assign any rights or claims under (including by accelerating material rights or benefits under) any Related Agreement, [*]; or

(d) fail to perform its obligations under any Related Agreement, other than the Manufacturing Rights Agreement (solely to the extent not executed between the date of this Agreement and the Closing Date);

(e) take any action for the winding up, liquidation, dissolution or reorganization of Seller or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(f) settle any Action or material claim or waive any material claims or rights of material value related to the Purchased Assets; or

(g) enter into any agreement to do any of the foregoing.

Section 5.19 Royalty Reporting. Seller shall exercise commercially reasonable efforts, continually until achieved, [*].

Article VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. Boston time within one (1) Business Day of the satisfaction or waiver of the conditions set forth in Section 6.3 at the offices of Ropes & Gray LLP located at 800 Boylston Street, Boston, MA 02199, or such other place or time as the Parties mutually agree (such date, the “Closing Date”); provided that the Closing Date shall not occur earlier than the date that is three (3) Business Days following the date hereof.

Section 6.2 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall deliver (or cause to be delivered) to Seller payment of the Upfront Purchase Price by wire transfer of immediately available funds to Seller Account, without any deduction for withholding or other Taxes (subject to Section 5.13(e)) and without any other set off or deduction of any kind.

(b) Subject to Section 2.2(c), Purchaser shall deliver (or cause to be delivered) to Seller payment of each Milestone Payment no later than [*] following achievement of the applicable Milestone Payment Event, by wire transfer of immediately available funds to Seller Account, without any deduction for withholding or other Taxes (subject to Section 5.13(e)).

Section 6.3 Conditions to Closing.

(a) The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i) Seller shall have delivered to a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Purchaser of the Purchased Assets.

(ii) Seller shall have delivered to Purchaser a certificate of an executive officer of Seller, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of Seller and resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(iii) Seller shall have delivered to Purchaser either (i) the SVB Loan Consent approving the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser, such consent to be accompanied by, promptly after the Closing (and in any event no later than 11:59 p.m. Eastern Standard Time on the Closing Date), evidence of a duly filed UCC‑3 amendment evidencing the release of Liens in respect of the Purchased Assets or (ii) evidence of a payoff letter, in form and substance reasonably satisfactory to Purchaser, from the secured parties in respect of the SVB Loan Agreement, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, all Liens against Seller held in favor of such secured parties shall be released with no further action and that such secured parties will, promptly upon receipt of the specified amount, deliver to Seller a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Liens, which Seller shall promptly record.

(iv) (A) The representations and warranties (other than the Seller Fundamental Representations) set forth in Article III (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date, except in each case to the extent that the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, (B) the Seller Fundamental Representations shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date, (C) Seller shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing and (D) there shall not have occurred a Material Adverse Effect since the date hereof.

(v) Seller shall have delivered to Purchaser a certificate of an executive officer of Seller, dated as of the Closing, certifying that the conditions set forth in Section 6.3(a)(iv) have been fulfilled.

(vi) The Related Agreements, other than the Manufacturing Rights Agreement (solely to the extent not executed between the date of this Agreement and the Closing Date), remain in full force and effect.

(vii) Seller shall have delivered to Purchaser a duly completed and executed IRS Form W-9.

(b) The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i) Purchaser shall have delivered a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Purchaser of the Purchased Assets.

(ii) Purchaser shall have delivered to Seller a certificate of an executive officer or other authorized signatory of Purchaser, dated as of the Closing, certifying as to the incumbency of the officer or officers of Purchaser who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(iii) Purchaser shall have delivered to Seller a duly completed and executed IRS Form W-9 pursuant to Section 5.13(b).

(iv) (A) The representations and warranties (other than the Purchaser Fundamental Representations) set forth in Article IV (without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date, except in each case to the extent that the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby; (B) the Purchaser Fundamental Representations shall be true and correct in all respects on the date hereof and on the Closing Date as though made on such date and (C) Purchaser shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(v) Seller shall have delivered to Purchaser a certificate of an executive officer of Seller, dated as of the Closing, certifying that the conditions set forth in Section 6.3(b)(iv) have been fulfilled.

Article VII
INDEMNIFICATION

Section 7.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser, its Affiliates and its and their respective Representatives (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any fraud or breach of any representation or warranty made by Seller in any of the Transaction Documents or certificates delivered by Seller to Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of Seller in any of the Transaction Documents, (c) any Excluded Assets or Excluded Liabilities and Obligations, and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude (i) any indemnification of any Purchaser Indemnified Party having the effect of imposing on Seller any recourse liability for the Purchased Assets because of the insolvency or other creditworthiness problems of the Licensee or the insufficiency of the Purchased Assets, whether as a result of the amount of cash flow resulting from sales or licensing of any Royalty Product or otherwise, in each case unless resulting from the breach or default by Seller of or under any of the Transaction Documents, or (ii) any Losses of any Purchaser Indemnified Party to the extent resulting from (A) the gross negligence, willful misconduct or fraud of any Purchaser Indemnified Party, (B) the failure of Licensee or Stanford to perform any of its obligations under the applicable License Agreement, unless resulting from the breach or default by the Seller of or under the applicable License Agreement or hereunder, (C) any matter in respect of which any Seller Indemnified Party would be entitled to indemnification under Section 7.2, or (D) acts or omissions of the Seller based upon the express written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand.

Section 7.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any or all of their respective Representatives (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any fraud or breach of any representation or warranty made by Purchaser in any of the Transaction Documents and (b) any breach of or default under any covenant or agreement of Purchaser in any Transaction Document to which Purchaser is party; provided, however, that the foregoing shall exclude any Losses of any Seller Indemnified Party to the extent resulting from (i) the gross negligence, willful misconduct or fraud of any Seller Indemnified Party, (ii) the failure of Licensee or Stanford to perform any of its obligations under the applicable License Agreement, (iii) any matter in respect of which any Purchaser Indemnified Party would be entitled to indemnification under Section 7.1, or (iv) acts or omissions of the Purchaser based upon the express written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 7.3 Materiality. For purposes of determining the amount of any Losses resulting from any breach by Seller or Purchaser of their respective representations and warranties pursuant to Section 7.1 or Section 7.2, as applicable (but not for determining the existence of any such breach (and therefore, whether any indemnification is owed)), and without limiting Section 7.7 or Section 7.8, all such representations and warranties that are qualified by materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified, as applicable.

Section 7.4 Procedures for Third Party Claims.

(a) If any claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (such party, the “Indemnified Party” and such claim, a “Third Party Claim”) shall be brought or alleged against an Indemnified Party in respect of which indemnity is to be sought against the other Party pursuant to Section 7.1 or Section 7.2 (the “Indemnifying Party”), the Indemnified Party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the Indemnifying Party in writing of the commencement thereof, enclosing a copy of all papers served, if any;

provided, that the failure to so notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under Section 7.1 or Section 7.2 unless, and only to the extent that, the Indemnifying Party is actually materially prejudiced by such failure.

(b) In the event that any Third Party Claim is brought against an Indemnified Party and it notifies the Indemnifying Party of the commencement thereof in accordance with this Section 7.3, the Indemnifying Party will be entitled, at the Indemnifying Party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Article VII for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that, if the Third Party Claim relates to Taxes and the Indemnifying Party has elected to assume the defense thereof, the Indemnified Party shall have the right, at the Indemnified Party’s sole cost and expense, to participate therein and such Third Party Claim will not be settled without its written consent (such consent not to be unreasonably withheld conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense to a Third Party Claim (i) involving criminal liability of the Indemnified Party or any of its Affiliates or Representatives, (ii) in which equitable relief other than monetary damages is sought against the Indemnified Party or any of its Affiliates or Representatives, or (iii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim.

(c) In any such Third Party Claim, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) the Indemnifying Party has assumed the defense of such Action and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party, (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the Indemnified Party, or (d) the Indemnifying Party is not permitted to assume the defense of such Third Party Claim pursuant to Section 7.4(b).

(d) The Indemnifying Party shall not be liable for any settlement of any Third Party Claim effected without its written consent (such consent not to be unreasonably withheld, conditioned or delayed), but, if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could be sought hereunder by such Indemnified Party, unless such settlement, compromise or discharge, as the case may be, (i) includes a general and unconditional written release of such Indemnified Party and its Affiliates, in form and substance reasonably satisfactory to the Indemnified Party, from all liability on claims that are the subject matter of such Action, (ii) does not include any statement as to an admission of fault, culpability, failure to act or violation of Law or rights of any Person by or on behalf of any Indemnified Party or its Affiliates, (iii) does not impose any continuing material obligation or restrictions on any Indemnified Party or its Affiliates, and (iv) does not involve any injunctive relief binding on the Indemnified Party or its Affiliates.

Section 7.5 Other Claims. A claim by an Indemnified Party under this Article VII for any matter not involving a Third Party Claim and in respect of which such Indemnified Party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the Indemnifying Party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or an estimate of Losses reasonably expected to be incurred or suffered by the Indemnified Party if known, (b) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or an estimate of such Losses if known; provided, that the failure to so notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under Section 7.1 or Section 7.2 unless, and only to the extent that, the Indemnifying Party is actually materially prejudiced by such failure. For all purposes of this Section 7.5, Seller shall be entitled to deliver such notice of demand to Purchaser on behalf of Seller Indemnified Parties, and Purchaser shall be entitled to deliver such notice of demand to Seller on behalf of Purchaser Indemnified Parties.

Section 7.6 Time Limitations.

(a) Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by Seller in Article III of this Agreement only if, on or prior to the date that is [*] after the Closing Date, Purchaser notifies Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than any breach of any representation or warranty resulting from fraud or willful misconduct on the part of Seller or with respect to any Seller Fundamental Representations, as to which a claim may be made at any time until the date that is [*] after the termination of this Agreement). Covenants or agreements to be performed after the Closing shall terminate and expire on the date that is [*] after the last date on which such covenant or agreement is to be performed (excluding covenants and agreements in which no date is specified, which shall terminate and expire on the date that is [*] after the termination of this Agreement).

(b) Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by Purchaser in Article IV of this Agreement only if, on or prior to the date that is [*] after the Closing Date, Seller notifies Purchaser of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than any breach of any representation or warranty resulting from fraud or willful misconduct on the part of Purchaser or with respect to any Purchaser Fundamental Representations, as to which a claim may be made at any time until the date that is [*] after the termination of this Agreement). Covenants or agreements to be performed after the Closing shall terminate and expire on the date that is [*] after the last date on which such covenant or agreement is to be performed (excluding covenants and agreements in which no date is specified, which shall terminate and expire on the date that is [*] after the termination of this Agreement).

Section 7.7 Limitations on Liability.

(a) No Party shall be liable for any consequential (including lost profits), punitive, special, indirect or incidental damages under this Article VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article VII) in or pursuant to this Agreement, except in respect of a claim for fraud, willful misconduct, intentional misrepresentation, or breaches of Article VIII or to the extent a court of competent jurisdiction awards such damages to a third party in connection with a Third Party Claim. Notwithstanding the foregoing, the Parties acknowledge and agree that (x) Purchaser’s Losses, if any, for any such Action will typically include Losses for Purchased Assets payments that Purchaser was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Purchased Assets, as well as expenses incurred in connection with enforcement of this Agreement, and (y) Purchaser shall be entitled to make claims for all such missing, delayed or diminished Purchased Assets payments as Losses hereunder, and such missing, delayed or diminished Purchased Assets payments shall not be deemed consequential (including lost profits), punitive, special or indirect damages.

(b) Other than in respect of claims for fraud, willful misconduct, intentional misrepresentation, breaches of Article VIII, Third Party Claims or Excluded Liabilities and Obligations, in no event shall Seller’s aggregate liability for Losses under Section 7.1(a) or Purchaser’s aggregate liability for Losses under Section 7.2(a) exceed (i) (A) in the case of Seller, the Purchase Price less the Purchased Assets payments actually received by Purchaser (and not required to be withheld by or returned or reimbursed to Licensee or Seller, other than pursuant to any indemnification obligation of the Purchaser hereunder) as of the date any claim for Losses is made and (B) in the case of Purchaser, the Purchase Price, and (ii) Seller shall not have any liability for Losses under Section 7.1(a) and Purchaser shall not have any liability for Losses under Section 7.2(a), unless and until the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds [*], in which event the Indemnifying Party shall be liable for Losses including such amount.

Section 7.8 Right of Set-Off.

(a) Subject to the procedures set forth in this Section 7.8, Purchaser shall have the right, but not the obligation, to deduct from any Milestone Payment, in whole or in part, amounts owed or claimed in good faith to be owed by Seller to any Purchaser Indemnified Party pursuant to the Transaction Documents; provided that, any such deduction shall not exceed [*] ([*]%) of the Milestone Payment otherwise due to Seller, and provided further that to the extent Purchaser deducts any such amounts, it shall not be entitled to seek indemnification under this Article VII with respect to such deducted amounts.

(b) If Purchaser exercises its right of Set-Off under this Section 7.8, then Purchaser shall provide written notice to Seller, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or an estimate of Losses reasonably expected to be incurred or suffered by the Indemnified Party if known, (b) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) the amount of such Losses or an estimate of such Losses if known;

provided, that the failure to so notify Seller will not relieve Seller from any liability that it may have to any Purchaser Indemnified Party under Section 7.1 unless, and only to the extent that, Seller is actually materially prejudiced by such failure.

(c) If Seller notifies Purchaser within [*] following its receipt of such notice that Seller disputes Purchaser’s right of Set-Off under this Section 7.8, then such dispute shall be escalated to the senior leadership of the Parties for resolution in good faith (which senior leadership shall be the Chief Executive Officer of Seller and the head of Blackstone Life Sciences), within [*] of the date on which such dispute is referred to them. If the senior leadership, notwithstanding their good faith efforts, is unable to resolve such dispute within such [*] period, then Purchaser may make such Set-Off. Any Set-Off permitted under this Section 7.8 shall be subject to the limitations set forth in Section 7.6 and Section 7.7. For the avoidance of doubt, (i) Purchaser’s exercise of the foregoing right of Set-Off will not limit Purchaser’s right to pursue any other available remedies in law or equity, including as set forth in the Article VII but subject to Section 7.9 and (b) Seller retains its right to challenge such Set-Off and does not waive its right, nor shall its right be limited by this Section 7.8, to pursue any remedy in law or equity.

Section 7.9 Exclusive Remedy. Except in the case of fraud or intentional breach (pursuant to which each of Purchaser and Seller accordingly preserves all remedies available with respect to any such claim or matter based thereon under applicable Law), the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document. Notwithstanding the foregoing, nothing in this Agreement shall operate to limit the rights of a Party to seek equitable remedies (including specific performance or injunctive relief) or, in the case of fraud or intentional breach committed by or on behalf of the other Party, any remedies available to it under applicable Law.

Article VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this Article VIII or otherwise agreed in writing by the parties, the Parties agree that, during the term of this Agreement and until the seventh (7th) anniversary of the date of termination of this Agreement (or such longer period as required by the Vaxcyte License Agreement solely in respect of information deemed Confidential Information thereunder), each party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose to any Person (other than its Affiliates, its and its Affiliates’ Representatives, in each case, who have agreed to be bound by the provisions of this Section 8.1 or are otherwise subject to reasonable restrictions of confidentiality consistent with this Section 8.1) and shall not use or disclose for any purpose other than as provided for in the Transaction Documents (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement (as defined below) or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, as evidenced by written records (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a party that is not the Disclosing Party, such party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement;

(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Section 8.2 Disclosures to Certain Affiliates. Notwithstanding anything to the contrary provided elsewhere herein, none of Purchaser’s Affiliates (including portfolio companies) or its Affiliates’ Representatives, or any actual or potential assignees, partners (including prospective and actual limited partners), financing sources or investors (and their Representatives), including, for the avoidance of doubt, Blackstone Inc., shall have any obligations with respect to Confidential Information provided to Purchaser pursuant to this Agreement to the extent that such Confidential Information is not made available to such Affiliates (including portfolio companies), Affiliates’ Representatives, or any actual or potential assignees, partners (including prospective and actual limited partners), financing sources or investors (and their Representatives). In addition, the Confidential Information may be disclosed to any of the Persons listed in the foregoing sentence solely for the purpose of assessing, monitoring, negotiating and consummating investment opportunities and the performance of this Agreement, or resolving conflicts relating to this Agreement, or determining the proper allocation of investment opportunities, only if such Person is or agrees to be bound by the confidentiality and use provisions of this Article VIII, and if such disclosure is made, Purchaser shall indemnify the Seller in accordance with Article VII for any breach by such individual of such confidentiality and use provisions; provided, however, that receipt of Confidential Information by such individual shall not be imputed to the individual’s broader business unit (e.g., the broader Affiliate entity).

Section 8.3 Termination of Confidentiality Agreement. Effective at the Closing, the Confidentiality Agreement, dated February 21, 2023 (the “Existing Confidentiality Agreement”), between Seller and Blackstone Life Sciences Advisors L.L.C. shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.4 Permitted Disclosure.

(a) In the event that a Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a Governmental Authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or Governmental Authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Disclosing Party shall promptly, to the extent permitted by Law, notify the non-Disclosing Party in writing of such request or requirement so that the non-Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the non-Disclosing Party seeks such an order or other remedy, the Disclosing Party will provide such cooperation, at the non-Disclosing Party’s sole expense, as the non-Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Disclosing Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Disclosing Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the non-Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a Governmental Authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ Representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference Disclosing Party, its Affiliates, the Royalty, the Purchased Assets or this Agreement.

(b) Either Party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) for regulatory, tax or customs purposes;

(iii) for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(iv) to the extent such disclosure of this Agreement or the transactions contemplated hereby is reasonably necessary to comply with the Securities Act of 1933, as amended, with the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, provided that prior to the submission by the filing Party to the SEC of any filings containing Confidential Information, to the extent practicable and permitted by applicable Law, the filing Party shall provide drafts of such filings to the other Party within a reasonable period of time but in any event no less than [*] prior to the planned date of such submission, to review any redactions related thereto, and the filing Party shall consider in good faith any comments by the other Party thereto;

(v) disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vi) as is necessary in connection with a permitted assignment pursuant to Section 10.3.

Section 8.5 Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Article VIII shall be construed to restrict either Party from (a) providing copies of Royalty Reports to its independent accountants, provided such independent accountants have agreed to be bound by the provisions of Section 8.1 or are bound by customary obligations of confidentiality and non-use prior to any such disclosure, or including disclosure of the Purchase Price and the amount and nature of the Purchased Assets in the footnotes to such Party’s audited annual financial statements, in each case to the extent so required by GAAP or such Party’s independent accountants, or including comparable disclosure in such Party’s unaudited quarterly financial statements, (b) providing copies of such audited annual and unaudited quarterly financial statements to such Party’s existing or prospective lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by the provisions of this Article VIII or are otherwise subject to reasonable restrictions of confidentiality, or (c) disclosing Confidential Information in connection with any assignment permitted under Section 10.3, and in accordance with the requirements of this Article VIII.

Section 8.6 Specific Enforcement. Each Party acknowledges and agrees that remedies at law may not be adequate to protect Seller or Purchaser against any actual or threatened breach of this Article VIII by Purchaser or Seller, either of its Affiliates or its or their Affiliates’ Representatives, and that Seller and Purchaser (as applicable) shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 8.6 but shall be in addition to all other rights and remedies available at law or equity to Seller or Purchaser (as applicable).

Section 8.7 Use of Name. Except as required by Law, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party (including with respect to Purchaser, any reference to “Blackstone”) or of any of its Representatives, Affiliates, partners, managers, directors, board members, members, officers, funds, employees or agents for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party or individual whose name is to be used as to each such use (which consent may be granted or withheld in such Party’s sole discretion). Notwithstanding the foregoing, each Party may use the name, logos, and other insignia of the other Party (including with respect to Purchaser, any reference to “Blackstone”) in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of such Party, as applicable, without the other Party’s prior approval.

Article IX
TERMINATION

Section 9.1 Termination of Agreement.

(a) Prior to the Closing, this Agreement may be terminated at any time prior to the Closing Date by:

(i) either Seller or Purchaser, by written notice to the other Party, if the Closing has not occurred on or before the date that is [*] from the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement has been the principal cause of the failure of the Closing to be consummated by such time.

(ii) Purchaser, upon the occurrence of a Material Adverse Effect if such Material Adverse Effect is not capable of being cured or, if curable, would not reasonably be expected to be cured by the End Date.

(b) Following the Closing, this Agreement shall continue in full force and effect until the date on which Purchaser has received the last payment with respect to the Purchased Assets, at which time this Agreement shall automatically terminate.

Section 9.2 Effect of Termination.

(a) Upon the termination of this Agreement pursuant to Section 9.1(a), this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either Party that have accrued prior to termination; provided, however, that (a) the provisions of Article I (Defined Terms and Rules of Construction), Section 5.1 (Public Announcement), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) shall survive such termination and shall remain in full force and effect and (b) nothing contained in this Section 9.2 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.

(b) Upon the termination of this Agreement pursuant to Section 9.1(b), this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either Party that have accrued prior to termination; provided, however, that (a) the provisions of Article I (Defined Terms and Rules of Construction), Section 2.3 (No Assumed Obligations), Section 2.4 (Excluded Assets), Section 5.1 (Public Announcement), Section 5.6 (Misdirected Payments) (other than with respect to Section 5.6(c)), Section 5.11 (Audits) (for the period set forth in Section 6.8 of the Vaxcyte License Agreement), Section 5.13 (Tax Matters), Article VII (Indemnification), Article VIII (Confidentiality), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) shall survive such termination and shall remain in full force and effect, (b) if, upon the termination of this Agreement, any Royalties or other amounts are payable by Licensee to Purchaser hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (c) nothing contained in this Section 9.2 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.

Article X
MISCELLANEOUS

Section 10.1 Specific Performance. Each of the Parties acknowledges that the other Party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents and may be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise are breached or violated. In such event, each of the Parties agrees that the other Party shall have the right, without posting a bond or other undertaking, to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert, and irrevocably waives, the defense that a bond or other security will be required.

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Seller, to:

Sutro Biopharma, Inc.

111 Oyster Point Blvd

South San Francisco, CA 94080

Attention: [*]

Email: [*]

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: [*]

Email: [*]

if to Purchaser, to:

BXLS V – Vault L.P.

c/o Blackstone Life Sciences
314 Main Street

15th Floor

Cambridge, MA 02142
Attention: [*]
Email: [*]

With a copy, which shall not constitute notice, to:

Blackstone Life Sciences
314 Main Street

15th Floor

Cambridge, MA 02142
Attention: [*]
Email: [*]

and to:

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199

Attention: [*]

Email: [*]

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Seller shall not be entitled to assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of Purchaser, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided that Seller may assign this Agreement without the consent of Purchaser (a) to an Affiliate so long as such assignment to an Affiliate shall be at no incremental cost, including Taxes, to Purchaser or (b) to any third party that acquires all or substantially all of Seller’s business to which this Agreement relates, whether by merger, sale of assets or otherwise, as long as such assignee agrees in a writing (i) to be bound by all the provisions of this Agreement as if such assignee were the “Seller” under this Agreement and (ii) that in the event withholding or deduction on payments to Purchaser arises that would not have applied if no such assignment had been made, to pay Purchaser such additional amounts as would be necessary so that the Purchaser will receive the net amount after such withholding deductions (including on the payments of any additional amounts) as Purchaser would have received had no such deductions or withholdings been made. Seller shall give notice to Purchaser of any assignment for which consent was not required by Purchaser promptly after the occurrence thereof and, in the event that Seller makes an assignment to an Affiliate pursuant to clause (a) above, Seller shall remain liable to Purchaser for its obligations to Purchaser hereunder (and Purchaser shall be entitled to seek recovery for any breach or default of an obligation hereunder from Seller or from such Affiliate). Following the Closing, Purchaser may assign any of its obligations and rights hereunder, in whole or in part, without restriction and without consent of Seller; provided, however, that (A) Purchaser promptly notifies Seller of such assignment, (B) Purchaser remains liable to Seller for its obligations hereunder, (C) Purchaser shall not assign to any biopharmaceutical company (other than Licensee) without Seller’s prior written consent; provided that, for the avoidance of doubt, a “biopharmaceutical company” shall not include any Person whose primary business includes the purchase and sale of royalties or revenue interests, or the provision of financing in exchange for future royalties or revenue interests, derived from the development or commercialization of pharmaceutical, medical device or similar products, (D) each such assignee complies with Section 5.13(b) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing Date” with the date that such assignee acquires an interest in Purchaser’s rights hereunder), and (E) if Purchaser assigns its right under this Agreement to more than one party, the Licensee shall not be required to pay the Royalty to more than one bank account. Purchaser may assign its right to receive Purchased Assets payments, in whole or in part, without restriction and without notice to or the consent of Seller. Any purported assignment in violation of this Section 10.3 shall be null and void.

Section 10.4 Independent Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed (including for tax purposes) to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 10.5 No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:

(a) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b) other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby;

(c) the provisions of this Section 10.5 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law; and

(d) the provisions of clauses (a) – (c) of this Section 10.5 shall apply to Purchaser, mutatis mutandis.

Section 10.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the other Transaction Documents and the Confidentiality Agreement constitute a complete and exclusive statement of the terms of agreement between the parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by either party.

Section 10.7 Governing Law.

(a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any Action arising out of, relating to or in connection with this Agreement, or for recognition or enforcement of any Judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such Action may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

(c) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any court referred to in Section 10.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

(d) Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.8 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO

A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9 Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 10.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by electronic transmission, and such electronic transmission shall be deemed an original.

Section 10.11 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.12 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.

Section 10.13 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SUTRO BIOPHARMA, INC.

By: /s/ William J. Newell

Name: William J. Newell

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BXLS V – VAULT L.P.

By: Blackstone Life Sciences Advisors L.L.C. on

behalf of BXLS V – Vault L.P.

By: /s/ Robert Liptak

Name: Robert Liptak

Title: Chief Operating Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

FORM OF BILL OF SALE

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EXHIBIT B

FORM OF [*]

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EXHIBIT C

SUTRO PATENTS

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EXHIBIT D

FORM OF LICENSEE INSTRUCTION

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EXHIBIT E

FORM OF LICENSEE LETTER AGREEMENT

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EXHIBIT F

PURCHASER ACCOUNT

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EXHIBIT G

SELLER ACCOUNT

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EXHIBIT H

DISCLOSURE SCHEDULE

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EXHIBIT I

VAXCYTE LICENSE AGREEMENT

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EXHIBIT J

STANFORD LICENSE AGREEMENT

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EXHIBIT K

PRESS RELEASE

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SCHEDULE 1.1

(a) Purchaser

(b) [*]Seller

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